EXHIBIT 10.38

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT
MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICALLY DISCLOSED.

Dated 11 January 2025

X4 PHARMACEUTICALS, INC. and NORGINE PHARMA UK LIMITED

LICENSE AND SUPPLY AGREEMENT

TABLE OF CONTENTS
Page
1.    Definitions    1
2.    Grant Of License; Obligations    7
3.    Representations and Warranties    9
4.    Supply, Estimates, Orders & Delivery    12
5.    Clinical Studies, Governmental Approvals, Pharmacovigilance, Recall    15
6.    Financial Matters    17
7.    Performance by X4    20
8.    Performance by Licensee    24
9.    Confidential Information    25
10.    Use of Name & Trademark; Intellectual Property    28
11.    Joint Steering Committee    31
12.    Term and Termination    32
13.    Effect of Termination    34
14.    Governing Law    39
15.    Dispute Resolution    39
16.    Assignment    39
17.    Waiver    40
18.    Liability, Indemnity and Insurance    40
19.    Miscellaneous    42

LICENSE AND SUPPLY AGREEMENT
THIS LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is entered into as of 11 January 2025 (the "Effective Date") by and between X4 PHARMACEUTICALS, INC., a company incorporated under the laws of Delaware with corporate headquarters at 61 N Beacon Street, 4th Floor, Boston, MA 02134, USA ("X4") and NORGINE PHARMA UK LIMITED, a company incorporated under the laws of England and Wales with a place of business at ARC Uxbridge, Sanderson Road, Building 1, Uxbridge, UB8 1DH, United Kingdom ("Licensee"). X4 and Licensee may be referred to herein individually as a "Party" and jointly as the "Parties".
RECITALS
WHEREAS X4 Controls certain intellectual property rights relating to the Licensed Compound and Licensed Product as a result of, and subject to, a license received from Genzyme Corp. (“Genzyme”) pursuant to a License Agreement between X4 and Genzyme dated July 10th, 2014, as amended on October 23rd, 2014 and June 11th, 2021 (the “Head License”); and
WHEREAS Licensee desires to distribute, market and sell the Licensed Product in the Territory and X4 is prepared to grant to Licensee certain exclusive license rights in accordance with all the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the Parties, it is hereby agreed as follows:
1.    DEFINITIONS
1.1    In this Agreement, including all appendices hereto:
1.2    "Adverse Risk" means any risk of a material adverse effect on the development, manufacture or commercialization of Licensed Products or the procurement or maintenance of Marketing Authorizations.
1.1    "Affiliate" means:
(i)    in respect of X4 or any person other than Licensee, any company which controls, is controlled by, or is under common control with, X4 or such person. A company shall be regarded as in control of another company for the purposes of this Agreement if it owns or directly or indirectly controls more than fifty percent (50%) of the voting share capital of the other company or, in the absence of the ownership of more than fifty percent (50%) of the voting share capital of the company, if it controls the composition of its board of directors or similar governance body under the applicable corporate law. A company shall be regarded as being under common control with X4 or such other person for the purposes of this Agreement if the same person (or persons) owns or directly or indirectly controls (including through one or more intervening persons, companies or trusts) more than fifty percent (50%) of the voting share capital of both the first company and the other company or, in the absence of the ownership of more than fifty percent (50%) of the voting share capital of the companies, if the same person (or persons) controls (including through one or more intervening persons, companies or trusts) the composition of the board of directors or similar governance body under the applicable corporate law of both the first company and the other company; and
(ii)    in respect of Licensee, a Norgine Group Company.
1.2    “Allo-HSCT Treatment” means allogeneic hematopoietic stem cell transplantation (i.e. where the donor is a different person than the recipient).

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1.3    "Alternative Trademarks" has the meaning given to such term in Section 10.1.2 of this Agreement.
1.4    “Annual Net Sales” means Net Sales of all Licensed Products in the Territory in a particular calendar year.
1.5    "Applicable Law" means all applicable provisions of any and all laws, regulations and standards determined by any governmental or regulatory authority, including common law, and any generally applicable industry or self-regulatory standards, codes of practice and guidelines or other applicable matters of a similar nature, including Compliance Laws, that are in force from time to time during the Term, whether the same are regional, national or international.
1.6    “Auto-HSCT Treatments” means autologous hematopoietic stem cell transplantation, (i.e. where the donor and the recipient are one and a same person).
1.7    “Binding Forecast” has the meaning given to such term in Section 4.3.2 of this Agreement.
1.8    "Calendar Quarter" means, in each year during the Term, each of the following periods, as applicable: (i) January 1 to March 31, inclusive; (ii) April 1 to June 30, inclusive; (iii) July 1 to September 30, inclusive; and (iv) October 1 to December 31, inclusive, provided that the first Calendar Quarter shall mean the period beginning on the Effective Date and ending on the last day of the calendar quarter within which the Effective Date falls and the last calendar quarter shall end on the last day of the Term.
1.9    “Clinical Studies” means interventional human clinical trials for a Licensed Product.
1.10    “CMO Costs” has the meaning given to such term in Appendix A.
1.11    “CMO Percentage” has the meaning given to such term in Appendix A.
1.12    “Code” has the meaning given to such term in Section 12.7.1 of this Agreement.
1.13    "Commercially Reasonable Efforts" means, with respect to either Party, the level of efforts and resources commonly used in the research-based pharmaceutical industry by a company similar in size and scope to such Party together with its Affiliates in pursing the research, development and commercialization of compounds or products of similar market potential at a similar stage in development or product life as Licensed Product, taking into account the conditions then prevailing, including efficacy, safety, product profile, the competitiveness of alternative products in the marketplace, other approved indications for the product, the patent and other proprietary position of the product, ability to finance the project, medical and clinical considerations, the likelihood of regulatory approval given the regulatory structure involved, the expected profitability and value of the product, including development and commercialization risks, the royalties payable to licensors of patent or other rights, and the costs of development, manufacture and marketing.
1.14    “Competing Product” means any CXC Chemokine Receptor (CXCR4) antagonist for which a marketing authorization has been obtained that includes a label for the treatment of WHIM syndrome or chronic neutropenia.
1.15    "Confidential Information" means all know-how and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates (the "Disclosing Party") has supplied or otherwise made available to the other Party or any of its Affiliates (the "Recipient Party"), whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. Notwithstanding the

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foregoing, the existence of, and the terms and conditions of, this Agreement shall be considered Confidential Information of each of X4 and Licensee.
1.16    “Consulted Party” has the meaning given to such term in Section 9.6 of this Agreement.
1.17    “Controlled” or “Controls”, when used in reference to intellectual property, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. This term may be used herein as a noun.
1.18    “Covered” by a Patent means, with respect to a given invention, that a claim (absent a license thereunder or ownership thereof) of such Patent would be infringed by the exploitation of such invention; if a claim is a pending claim, then such pending claim shall be treated as if it were issued for the purposes of determining infringement at the time coverage is assessed.
1.19    “Delivery Notification” has the meaning given to such term in Section 4.5.1 of this Agreement.
1.20    “Dispute” has the meaning given to such term in Section 15.1 of this Agreement.
1.21    “EMA” means the European Medicines Agency and all divisions under its direct control or any successor organizations and, with respect to any Marketing Authorization in the European Union, includes the European Commission.
1.22    “Euro” or “€” means the currency by the countries in eurozone (being certain member states of the European Union); provided that if the Euro ceases to exist then the currency adopted by the Netherlands shall replace Euro in this Agreement.
1.23    “FDA” has the meaning given to such term in Section 5.4.2.
1.24    “Field” means all therapeutic, prophylactic and diagnostic uses in humans for all indications, excluding (a) the Mozobil Indications, and (b) any use for Auto-HSCT Treatments and Allo-HSCT Treatments.
1.25    “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the Relevant Regulatory Authority has approved the Marketing Authorization for such Licensed Product in such country. Sales prior to the approval of the applicable Marketing Authorization, such as so called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.
1.26    “Force Majeure” means any cause preventing either Party from performing any or all of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented or its suppliers or subcontractors including without limitation strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other Party), act of God, war, riot, civil commotion, malicious damage, pandemic, compliance with any Applicable Law coming into effect after the date hereof, accident, breakdown of plant or machinery, fire, flood, or storm.
1.27    “FTE” has the meaning given to such term in Appendix A.
1.28    “FTE Rate” has the meaning given to such term in Appendix A.

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1.29    “Generic Product” means, with respect to the Licensed Product,  any product that is sold by a Third Party under a regulatory approval granted by a Relevant Regulatory Authority to a Third Party, which Third Party has not obtained the right to market or sell such product from Licensee (including as a sublicensee, subcontractor, or distributor of Licensee or any of its Affiliates), and is approved in reliance, in whole or in part, on the prior approval (or on data supporting safety or efficacy data submitted in support of the prior approval) of the Licensed Product as determined by the applicable Relevant Regulatory Authority, including without limitation any product authorized for sale (i) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (ii) in any other country or jurisdiction pursuant to the equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (ii).
1.30    “Genzyme” has the meaning given to such term in the recitals to this Agreement.
1.31    “Genzyme Patents” has the meaning given to such term in Section 10.5.2.6 of this Agreement.
1.32    “Genzyme Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered, of Genzyme or its Affiliates.
1.33    “Good Distribution Practice” or “GDP” means the applicable regulatory standards and principles and guidelines of good distribution practice as in force from time to time relating to the warehousing, storage and physical distribution of medicinal products established by the Relevant Regulatory Authority including, without limitation, the European Commission Guidelines on Good Distribution Practice of Medicinal Products for Human Use (2013/C 343/01), as the same may be amended from time to time.
1.34    “Good Manufacturing Practice” or “GMP” means the applicable regulatory standards and principles and guidelines of good manufacturing practice as in force from time to time relating to the manufacturing of medicinal products established by the Relevant Regulatory Authority including, without limitation, the European Commission Directive (2003/94/EC).
1.35    “Head License” has the meaning given to such term in the recitals to this Agreement.
1.36    “Hercules Loan” means the Amended and Restated Loan and Security Agreement between, amongst others, X4 and Hercules Capital, Inc. dated June 27, 2019, as amended on March 13, 2020, December 21, 2020, February 9, 2022 and June 30, 2022.
1.37    “Indemnified Party” has the meaning given to such term in Section 18.3.1 of this Agreement.
1.38    “Indemnitee” has the meaning given to such term in Section 18.3.1 of this Agreement.
1.39    “Indemnitor” has the meaning given to such term in Section 18.3.1 of this Agreement.
1.40    “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results and other material, including Regulatory Documentation, pre-clinical trial results and results from human clinical trials for a Licensed Product and other tests and studies for a Licensed Product in human subjects, manufacturing procedures, test procedures, and purification and isolation techniques (whether or not confidential, proprietary, patented or patentable) in written,

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electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.
1.41    “Initial Term” has the meaning given to such term in Section 12.1 of this Agreement.
1.42    “Joint Steering Committee” or “JSC” has the meaning given to such term in Section 11.1 of this Agreement.
1.43    “Licensed Compound” means N1-(1H-benzimidazol-2-ylmethyl)-N1-((8S)-5,6,7,8-tetrahydroquinolin-8-yl)-butane-1,4-diamine (also known as “mavorixafor”).
1.44    “Licensed IP” means the Licensed Know-How and the Licensed Patents.
1.45    “Licensed Know-How” means the Information Controlled by X4 or its Affiliates during the Term that is related to, and is necessary or useful for, the exploitation, commercialization, manufacture or development of, the Licensed Compounds and/or Licensed Products in the Territory.
1.46    “Licensed Patents” means any Patents Controlled by X4 or its Affiliates in the Territory during the Term that Cover the Licensed Compound and/or Licensed Product or its use or manufacture, including the Patents set out in Appendix B.
1.47    “Licensed Product” means any pharmaceutical product containing a Licensed Compound, alone or in combination with one or more other active ingredients.
1.48    “Licensee Improvements” has the meaning given to such term in Section 2.10 of this Agreement.
1.49    “Licensee Indemnified Parties” has the meaning given to such term in Section 18.1 of this Agreement.
1.50    “Losses” has the meaning given to such term in Section 18.1 of this Agreement.
1.51    “Marketing Authorization(s)” shall mean all approvals, licenses, registrations or authorizations of the competent Relevant Regulatory Authority in a country within the Territory, that are necessary for the marketing and sale of the Licensed Product in such country.
1.52    “Markings” has the meaning given to such term in Section 8.5.2 of this Agreement.
1.53    “Medical Affairs” or “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Licensed Product, including by way of example: (a) activities of medical scientific liaisons who, among their other functions, may: (i) conduct service based medical activities including providing input and assistance with consultancy meetings; and/or (ii) deliver non promotional communications and conduct non promotional activities; (b) grants to support continuing medical education, symposia, or Third Party research related to the Licensed Product; (c) development, publication, and dissemination of publications relating to the Licensed Product; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email; (e) conducting advisory board meetings, international advisory board activities or other consultant programs, including the engagement of key opinion leaders and health care professionals in individual or group advisory and consulting arrangements; and (f) conducting company sponsored studies and post marketing research or the evaluation of area of permissible scientific and medical inquiry (including, the evaluation of applications submitted to Licensee for support of off label or on label investigator initiated trials or studies“.

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1.54    "MHRA" means the Medicines and Healthcare Products Regulatory Agency of the United Kingdom, or any successor entity thereto.
1.55    “Mozobil Indications” means mobilization of hematopoietic stem cells to the peripheral blood for collection with or without use of G-CSF and subsequent autologous transplantation in human patients with a) lymphoma or b) multiple myeloma.
1.56    "Net Sales" means the gross invoiced sales price of the Licensed Product billed by Licensee or its Affiliates or its or their sublicensees to Third Parties, less the following deductions, to the extent included in the gross invoiced sales price for the Licensed Product or otherwise directly paid or incurred by Licensee with respect to the sale of the Licensed Product: (i) normal and customary amounts actually repaid or credited by reason of defects, rejections, recalls or returns; (ii) tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income); (iii) outbound shipping, freight and insurance cost incurred to sell the Licensed Product; (iv) governmental and other rebates (or equivalents thereof) to national, state/provincial, local, and other governments, their agencies and purchases, and reimbursers, and normal and customary discounts and rebates allowed to trade customers and Third Party distributors; (v) commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed or engaged by Licensee, its Affiliates or sublicensees; and (vi) amounts reserved or fully written off in accordance with generally accepted accounting principles for uncollectible accounts, (provided that amounts reserved for uncollectible accounts shall not exceed two percent (2%) of Net Sales and any amount subsequently recovered will be treated as Net Sales in the period during which it is paid, in each case ((i) to (vi)) in accordance with the International Financial Reporting Standards adopted by the International Accounting Standards Board or applicable generally accepted accounting principles, in each case consistently applied. For clarity, Net Sales shall include sales made prior to the grant of a Marketing Authorization, including under early access schemes to the extent such sales are above cost, but shall not include sales at or below cost for test marketing, Clinical Studies, investigator-initiated studies or disposition of samples in customary quantities.
1.57    “Non-Binding Forecast” has the meaning given to such term at Section 4.3.2 of this Agreement.
1.58    "Norgine Group" means Spinnaker Topco Limited and any person directly or indirectly controlled by Spinnaker Topco Limited, where control means (a) the right to exercise the majority of voting rights and other governance rights in respect of that body corporate; or (b) the ownership of a majority of the issued shares and equity securities in that body corporate, but excludes the shareholders of Spinnaker Topco Limited, any subsidiary undertakings of such shareholders and any portfolio companies in which any shareholder of Spinnaker Topco Limited holds an investment or interest.
1.59    "Norgine Group Company" means any person who is a member of the Norgine Group.
1.60    “Norgine Know-How” means any Information Controlled by Licensee or its Affiliates as of the effective date of termination of this Agreement that is not generally known and is necessary or useful for the exploitation, commercialization, manufacture or development of a Licensed Product in the Field in the Territory, including all Licensee Improvements, but excluding any Information to the extent Covered or claimed by published Norgine Patents.
1.61    “Norgine Patents” means any Patents Controlled by Licensee or its Affiliates as of the effective date of termination of this Agreement that are necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) for the exploitation, commercialization, manufacture or development of a Licensed Product in the Field in the Territory.

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1.62    "Package" means to package and label the Licensed Product for its promotion, advertisement, importation, distribution, marketing, offering and sale in the Territory, and "Packaging" has a corresponding meaning.
1.63    “Patent Challenge” has the meaning given to such term in Section 12.4 of this Agreement.
1.64    “Patents” means (a) all national, regional and international patent applications, including provisional patent applications and PCT applications, continuations, continuations in part, divisionals, and registration confirmations; and (b) all national or regional patents, including utility patents, utility models, petty patents, certificates of invention and design patents including any and all reissues, re-examinations, renewals, revalidations, restorations or extensions (including any supplementary protection certificates and the like).
1.65    "Performance Plan" means the performance plan prepared by Licensee and updated by Licensee from time to time, all as contemplated by Section 8.1 of this Agreement.
1.66    "Permitted Encumbrances" means the Head License and the Hercules Loan, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
1.67    "Pharmacovigilance Agreement" has the meaning given to such term in Section 5.11.2 of this Agreement.
1.68    "Pharmacovigilance Transfer Agreement" has the meaning given to such term in Section 5.11.1 of this Agreement.
1.69    “Phase III Clinical Study” means a Clinical Study of a Licensed Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).
1.70    “Pricing Approval” shall mean, with respect to a jurisdiction within the Territory which competent Relevant Regulatory Authority determines the pricing at which the Licensed Product should be sold, the approval, agreement, determination or decision by the applicable Relevant Regulatory Authorities establishing the pricing status for the Licensed Product in any jurisdiction within the Territory.
1.71    “Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its sublicensees or its or their respective Affiliates, on the one hand, and one or more Third Parties, on the other hand, that relates to the exploitation, commercialization, manufacture or development of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its sublicensees or its or their respective Affiliates receives any license or other rights to exploit, commercialize, manufacture or develop such Licensed Product; (b) supply agreements pursuant to which Licensee, its sublicensees or its or their respective Affiliates obtain or will obtain quantities of such Licensed Product; (c) clinical trial agreements with respect to the conduct of clinical trials for such Licensed Product; (d) contract research organization agreements with respect to the conduct of services for such Licensed Product; and (e) service agreements with respect to the conduct of services for such Licensed Product.
1.72    “Publishing Party” has the meaning given to such term in Section 9.6 of this Agreement.
1.73    "Quality Agreement" has the meaning given to such term in Section 7.5 of this Agreement.
1.74    "Recall" means with respect to the Licensed Product, a "recall", "correction" or "market" withdrawal, as those terms (or their equivalents) are defined by Applicable Law, or other regulatory action required under Applicable Laws, as the same may be amended from time to

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time, and shall include any post-sale warning or mailing of information regarding such Licensed Product, including those warnings or mailings described by Applicable Law.
1.75    “Regulatory Activity(ies)” means (i) registrations and initial submissions; (ii) filings and maintenance of regulatory approval and other communications with regulatory authorities (including, as applicable, in connection with Pricing Approvals and Reimbursement Approvals); (iii) inspections by regulatory authorities; and (iv) adverse event reporting.
1.76    “Regulatory Documentation” means all (a) applications, registrations, licenses, authorizations and approvals (including all Marketing Authorizations); (b) correspondence and reports submitted to or received from Relevant Regulatory Authorities (including minutes and official contact reports relating to any communications with any Relevant Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) clinical data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.
1.77    "Reimbursement Approval" shall mean, with respect to a country of the Territory in which a competent Relevant Regulatory Authority determines the pricing at which the Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable governmental authorities establishing the reimbursement status for the Licensed Product.
1.78    “Rejection Notice” has the meaning given to such term at Section 7.4 of this Agreement.
1.79    "Relevant Regulatory Authority" means, collectively, the European Commission, EMA, MHRA and any other and any other national, supranational, regional, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity having jurisdiction over the manufacture, importation, promotion, marketing, distribution or sale of the Licensed Products in the Territory.
1.80    “Rolling Forecast” has the meaning given to such term at Section 4.3.2 of this Agreement.
1.81    “Senior Executives” has the meaning given to such term at Section 15.1 of this Agreement.
1.82    "Specifications" means the specifications for the Licensed Product as set forth in the relevant file(s) of the Licensed Product as approved by the competent Relevant Regulatory Authorities in the Territory.
1.83    "Subcommittee" has the meaning given to such term in Section 11.5 of this Agreement.
1.84    “Subsequent Term” has the meaning given to such term in Section 12.1 of this Agreement.
1.85    “Territory” means, collectively, the European Economic Area as constituted as at the Effective Date (namely, Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden), Switzerland, the United Kingdom, Australia and New Zealand, together with any special territories of such countries.
1.86    “Term” has the meaning given to such term in Section 12.1 of this Agreement.
1.87    “Third Party” means any person other than the Parties and their Affiliates.
1.88    “Third Party Claim” has the meaning given to such term in Section 18.3.1 of this Agreement.

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1.89    “Transfer Costs” has the meaning given to such term in Section 13.3.4 of this Agreement.
1.90    “Transfer Price” has the meaning given to such term in Section 6.1.3 of this Agreement.
1.91    “Wind-down Period” has the meaning given to such term in Section 13.3.1.1(f) of this Agreement
1.92    “Withholding Tax” has the meaning given to such term in Section 6.5 of this Agreement.
1.93    "Working Days" means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in Boston, USA, Amsterdam, Netherlands or London, England.
1.94    “X4 Indemnified Parties” has the meaning given to such term in Section 18.2 of this Agreement.
1.95    "X4 Trademark" means (i) the registered trademarks XOLREMDI® (as further set out in Appendix C) and related logos set out in Appendix C, and any unregistered trademark rights in XOLREMDI™; and (ii) any domain names corresponding to or containing the trademarks set out in (i).
2.    GRANT OF LICENSE; OBLIGATIONS
2.1    License. X4, for itself and its Affiliates, hereby grants to Licensee in accordance with the terms and conditions of this Agreement an exclusive (even as to and against X4 and its Affiliates) license under the Licensed IP, to import, export, promote, distribute, conduct Medical Affairs Activities (in accordance with Section 5.2), conduct Regulatory Activities (in accordance with Section 5.3), have manufactured, market, advertise, offer for sale, have sold and sell the Licensed Products in the Territory and within the Field. X4, for itself and its Affiliates, hereby grants to Licensee in accordance with the terms and conditions of this Agreement a co-exclusive license under the Licensed IP to manufacture the Licensed Products for the Territory and within the Field.
2.2    To the extent permitted by Applicable Law, each Party hereby grants the other Party a right of reference and use and access to all Information (including CMC related information) Controlled by the granting Party and its Affiliates solely for the purpose of and to the extent necessary or useful to support Regulatory Documentation (including any application for a Marketing Authorization) in the other Party’s field and territory. The granting Party shall take actions reasonably necessary- to affect such grant of right of reference and use to the other Party, including by making such filings as may be required by the Relevant Regulatory Authority or other regulatory authorities in other territories that may be necessary to record such grant. Without prejudice to the foregoing, to the extent required by Applicable Law in order for Licensee to exercise its rights or carry out its obligations under Section 5.3, X4 shall assist Licensee in obtaining any Letter of Authorization (or similar authorization in the Territory) with respect to the Drug Master File (DMF) for any Licensed Product.
2.3    Licensee shall, and any of its Affiliates who are its sublicensees (if applicable) shall, be entitled to describe itself as X4's "Authorized Licensee" (or similar) for the Licensed Product, but shall not be, or be considered as, X4's or Genzyme’s agent for sales of the Licensed Product or as being entitled to bind X4 or Genzyme in any way.
2.4    For the avoidance of doubt, subject to Section 4.2 and Section 5.2, no right or license to manufacture, conduct research in relation to the Licensed Product or to develop (including, for clarity, conducting Clinical Studies on) the Licensed Product is granted under this Agreement. Licensee shall not modify the Licensed Product without specific prior written permission from X4.

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2.5    Licensee shall not, directly or indirectly, actively distribute, market and sell the Licensed Product outside the Territory, and X4 shall not directly or indirectly, actively distribute, market and sell the Licensed Product in the Territory. Licensee shall promptly inform X4 as to any request from a Third Party for Licensed Product coming from outside the Territory. X4 shall promptly inform Licensee as to any request from a Third Party for Licensed Product coming from within the Territory.
2.6    Retention of Rights.
2.6.1    Notwithstanding anything to the contrary in this Agreement, Licensee acknowledges that Genzyme retains, on behalf of itself and its Affiliates, the exclusive right in and to the Licensed Patents licensed under the Head License to exploit, commercialize, manufacture and develop Licensed Products in the Territory outside of the Field and solely for use in Mozobil Indications, Allo-HSCT Treatments and Auto-HSCT Treatments.
2.6.2    Notwithstanding anything to the contrary in this Agreement, Licensee acknowledges that Genzyme retains, on behalf of itself and its Affiliates, the non-exclusive right in and to the Licensed Patents licensed under the Head License to conduct preclinical research and testing in the Field in the Territory, and to manufacture the compound contained in the Licensed Product solely for use in the performance of such preclinical research and testing.
2.7    Head License. Licensee agrees to be bound by all applicable terms and conditions of the Head License. X4 shall promptly notify Licensee of any proposed amendment to the Head License and no such amendment shall be binding on Licensee unless so notified. X4 shall not amend the terms of the Head License or the Hercules Loan in a manner that will adversely affect the rights and obligations of Licensee under this Agreement without the prior written approval of Licensee.
2.8    Sublicensing and Subcontracting.
2.8.1    Sublicensing. Subject to Section 2.8.2 and Section 2.8.3, Licensee may grant sublicenses to its Affiliates and Third Parties without X4's prior written consent, provided that (i) all sublicenses, and each sublicensee, shall be subject to the applicable terms and conditions of this Agreement and the Head License; (ii) Licensee shall remain responsible and liable for all of the sublicensee's compliance (and any failures to comply) with the applicable terms and conditions of this Agreement and the Head License; (iii) no sublicense will diminish, reduce, or eliminate any obligation of Licensee under this Agreement; and (iv) Licensee shall provide written notice of the execution of any sublicense to a Third Party under this Section 2.8.1, which written notice shall include a copy of any such sublicense (which copy may be redacted by Licensee with respect to obligations that are not relevant to Licensee’s obligations under this Agreement)
2.8.2    Licensee shall not sublicense the rights granted to Licensee under this Agreement to commercialize Licensed Product in respect of France, Germany, Italy, the United Kingdom, Spain or Australia to any Third Party without X4's express prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For clarity, X4’s consent is not required to the grant of sublicenses in service provider agreements, including distributors, wholesalers or other subcontractors engaged on a fee-for-service basis.
2.8.3    Subcontracting. Licensee (and its Affiliates and sublicensees) may subcontract any of its activities under this Agreement to an Affiliate or a Third Party subcontractor; provided, that, in each case, any subcontract granted or entered into by Licensee (or

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its Affiliate or sublicensee) will not relieve Licensee (or such Affiliate or sublicensee, as applicable) from any of its obligations under this Agreement. Licensee will be responsible for the acts and omissions of its (and its Affiliate's or sublicensee's, as applicable) subcontractors in connection with their performance of any of its obligations or exercise of any of its rights hereunder. Any agreement with a subcontractor to perform activities on behalf of Licensee under this Agreement will be consistent with Licensee's obligations under this Agreement, including confidentiality which are no less stringent than those set forth in Article 9 (but of shorter duration if customary under the circumstances).
2.9    Licensee's Basic Obligations. Licensee shall ensure that its, and all of its sublicensees’, development and commercialization activities under this Agreement are in a good scientific manner and in compliance with all Applicable Law, including without limitation in relation to Packaging and labelling and other regulatory and quality related matters. This shall include any repackaging/relabeling with Territory-specific packaging and tracking of Licensed Product inventory throughout the entirety of the supply chain as may be reasonably necessary.
2.10    Licenses to X4. Licensee, for itself and its Affiliates, hereby grants to X4 and its Affiliates in accordance with the terms and conditions of this Agreement, a non-exclusive, royalty-free, fully paid up right and license to use any enhancements, improvements, information and data specifically relating to the Licensed Product that is developed by Licensee or its Affiliates (“Licensee Improvements”), provided that the Licensee Improvements are used solely to import, export, promote, distribute, market, advertise, offer for sale, have sold and sell the Licensed Product by X4 and its Affiliates outside the Territory and in the Field.
3.    REPRESENTATIONS AND WARRANTIES
3.1    Licensee Representations and Warranties. Licensee represents, warrants and covenants to X4 that:
3.1.1    it has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;
3.1.2    neither the execution and delivery of this Agreement by it, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any Applicable Law;
3.1.3    this Agreement is a legal, valid and binding agreement of Licensee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law;
3.1.4    it has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any person who to its knowledge has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or similar Applicable Law in the Territory;
3.1.5    as of the Effective Date, there is no suit, investigation, action or proceeding pending or, to its knowledge, any claim, suit, action or proceeding threatened against Licensee (including any relating to infringement by Licensee) before any court, governmental agency, or arbitration panel which may in any way materially adversely affect the

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performance of its obligations hereunder or transaction contemplated by this Agreement; and
3.1.6    it will not make, nor will it promise to make, and it shall use Commercially Reasonable Efforts to procure that its sublicensees and Third Party contractors will not make or promise to make, any payment in violation of the United States Foreign Corrupt Practices Act or similar Applicable Law in Territory; and
3.1.7    it shall conduct appropriate due diligence of its proposed sublicensees and the Third Party contractors that it intends to engage in connection with this Agreement for the purposes of compliance with the United States Foreign Corrupt Practices Act or similar Applicable Law in the Territory.
3.2    X4 Representation and Warranties. X4 represents, warrants and covenants to Licensee that:
3.2.1    it has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;
3.2.2    neither the execution and delivery of this Agreement by it, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a Party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any Applicable Law;
3.2.3    this Agreement is a legal, valid and binding agreement of X4, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law;
3.2.4    it has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any person who to its knowledge has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or similar Applicable Law in the Territory;
3.2.5    as of the Effective Date, there is no suit, investigation, action or proceeding pending or, to its knowledge, any claim, suit, action or proceeding threatened against X4 (including any relating to infringement by X4) before any court, governmental agency, or arbitration panel which may in any way materially adversely affect the performance of its obligations hereunder or transaction contemplated by this Agreement;
3.2.6    the Licensed Product has been developed in a diligent, professional manner and in full compliance with all Applicable Laws;
3.2.7    it has not and will not enter into any contract or any other transaction with any Third Party or Affiliate that conflicts with or derogates from its undertakings hereunder or diminishes the rights of Licensee hereunder;
3.2.8    it will not make nor will it promise to make, and it shall use Commercially Reasonable Efforts to procure that its Third Party contractors engaged in connection with this Agreement will not make nor will they promise to make, any payment in violation of the United States Foreign Corrupt Practices Act or similar Applicable Law in the Territory;

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3.2.9    it shall conduct appropriate due diligence of the Third Party contractors that it intends to engage in connection with this Agreement for the purposes of compliance with the United States Foreign Corrupt Practices Act or similar Applicable Law in the Territory;
3.2.10    it has the right to grant to Licensee the licenses it purports to grant hereunder;
3.2.11    it is the owner or licensee of (i) the Licensed Patents; (ii) the X4 Trademark; and (iii) all other intellectual property rights, license rights, data and documentation relating to the Licensed Product that are licensed to Licensee under this Agreement, in each case free from encumbrances, other than Permitted Encumbrances;
3.2.12    all of the Licensed IP is owned by an entity that is tax resident in the United States;
3.2.13    (i) to its knowledge, it has not, as of the Effective Date, misappropriated or infringed, and covenants and agrees that it will not misappropriate or infringe, any intellectual property of a Third Party in connection with the Licensed Product or the performance of its obligations under this Agreement; (ii) neither it nor its Affiliates have received any written notice, or, to the knowledge of such Party, oral notice, of any claim that any Patent, trademark or know-how (including any trade secret right) Controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the activities hereunder or by the commercialization of the Licensed Product in the Territory in accordance with this Agreement; (iii) to its knowledge, no Patent, trademark or know-how Controlled by a Third Party is necessary for the commercialization of the Licensed Product in accordance with this Agreement;
3.2.14    the Licensed Product supplied to Licensee under this Agreement shall be manufactured in accordance with the Specifications and GMP;
3.2.15    as of the Effective Date neither X4, nor to its knowledge any contract manufacturing organization from which X4 procures current supply of Licensed Product, has received any warning letters or other adverse findings relating to the manufacture of the Licensed Product or which could adversely impact the Licensed Product; and
3.2.16    as of the Effective Date it has, and will have throughout the Initial Term and any Subsequent Term, the required expertise, permits and approvals to perform its obligations under the Agreement in a timely and professional manner.
3.3    Survival of Representations and Warranties. All representations and warranties of Licensee and X4 contained herein or made pursuant hereto (other than any representation or warranty expressed to be given as at the Effective Date) shall be ongoing during the Initial Term and any Subsequent Term. In the event of any breach of the representations and warranties set forth herein, the applicable Party shall notify the other Party of such breach in writing as soon as is reasonably practicable.
3.4    Data Room. X4 shall leave the electronic data room named [***}and hosted by OneHub available to Licensee for a thirty (30) day period following the Effective Date to enable Licensee to download its contents. Such content is subject to Article 9 (Confidential Information).
3.5    Non-Compete. During the Initial Term, neither Party shall, and shall cause its Affiliates not to, commercialize any Competing Product in the Territory. Each of the Parties hereto recognizes that the restrictions contained in this Section 3.5 are required for the protection of the other Party’s interests hereunder, and agree that if any provision in this Section 3.5 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of it being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the

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greatest geographic area, and to otherwise have the broadest application as shall be enforceable under Applicable Law.
4.    SUPPLY, ESTIMATES, ORDERS & DELIVERY
4.1    Supply and Purchases of Licensed Product. X4 hereby agrees, during the Term, to sell the Licensed Product (as “brite stock” in accordance with Section 8.5.1) to Licensee, or a designated Affiliate of Licensee, subject to the terms of this Agreement and Licensee hereby agrees to purchase, during the Term, all its requirements of the Licensed Product exclusively from X4, or a designated Affiliate of X4, subject to Section 4.2. Licensee and X4 shall in good faith discuss and negotiate an amendment to this Agreement setting forth their respective additional duties and obligations relating to the manufacturing, supply and distribution of the Licensed Product under this Agreement within [***]days of the Effective Date.
4.2    Failure to Supply. If, at any time during the Term, X4 either (i) fails to deliver the quantities of Licensed Product set forth in the then-current Binding Forecast; or (ii) notifies Licensee that it will be unable to deliver such quantities in accordance with the applicable timelines, and such failure is reasonably likely to result in an inability to supply patients with Licensed Product based on the most recent Rolling Forecast, Licensee shall have the right to request to participate directly in three-way discussions with the applicable Third Party manufacturer to facilitate X4’s exercise of its rights under its agreement with the applicable Third Party manufacturer, which X4 shall use Commercially Reasonable Efforts to schedule as soon as practicable after such request. If this does not resolve the situation to Licensee’s reasonable satisfaction within fifteen (15) Working Days of Licensee’s request, Licensee may submit written notice thereof to X4 and X4 will cooperate and reasonably assist in Licensee’s efforts to (a) exercise X4’s rights under its agreement with the applicable Third Party manufacturer; (b) negotiate a separate agreement with such Third Party manufacturer; or (c) at Licensee’s cost, engage and qualify an alternative Third Party to manufacture and supply the Licensed Product to Licensee, following which Licensee shall have the right to procure supplies of the Licensed Product directly from such Third Party manufacturer for the duration of X4’s inability or anticipated inability to supply the quantities set forth in Licensee’s Binding Forecast.
4.3    Forecasts.
4.3.1    The JSC shall discuss and determine when the first forecast should be provided by Licensee, but in any event Licensee shall provide it no later than [***] months before the anticipated notification by the EMA of the first approval of a Marketing Authorization for WHIM syndrome.
4.3.2    The first forecast shall be provided on the timeline set forth in Section 4.3.1, and thereafter, no later than the [***] day of every Calendar Quarter following the first forecast, Licensee shall continue in good faith to provide to X4 an [***] Calendar Quarter ([***] months) rolling forecast of Licensee's estimated requirements of the Licensed Product for the Territory (such [***] Calendar Quarter rolling forecast (including the first forecast in Section 4.3.1), the "Rolling Forecast"). The first [***] months of the Rolling Forecast will be considered binding, both as regards quantities and timing, (such [***] months, the “Binding Forecast”, and the remaining [***] months, the “Non-Binding Forecast”) and hence will represent Licensee’s binding ordering quantities and timing for that [***] month period. This ordering and forecasting procedure will apply on a rolling basis. The initial [***] months of the Rolling Forecast shall be the [***] months immediately following the month that the forecast was delivered. The first [***] months of a newly submitted Binding Forecast shall be the same as the last [***] months of the prior Binding Forecast. The second [***] months of a newly submitted Binding Forecast may not deviate by greater than [***] or less than [***] on a monthly basis from the amount forecast by Licensee for the

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corresponding calendar months in its last Non-Binding Forecast. The first [***] months of each newly submitted Non-Binding Forecast may not deviate by greater than [***] or less than [***] in aggregate from the amount forecast by Licensee for the corresponding calendar period in its last Non-Binding Forecast. By way of example, in a newly submitted Rolling Forecast starting on 1 January, the forecast sums for the first [***] months i.e. [***] through [***] will, in aggregate, be the same as the forecast sums for [***] through [***] of the prior Binding Forecast; the binding forecast sums for [***] through [***] of the newly submitted Binding Forecast may not deviate by greater than [***] or less than [***] in aggregate from the non-binding forecast amount for [***] through [***] in the previous Rolling Forecast; the non-binding forecast sums for [***] through [***] of the newly submitted Rolling Forecast may not deviate by greater than [***] or less than the [***]in aggregate from the non-binding forecast amount for [***] through [***] of that year in the previous Rolling Forecast. Notwithstanding any contrary provision hereunder, X4 shall not be obliged to supply to Licensee quantity of Licensed Product higher than the demand within each submitted Binding Forecast; provided, however, that X4 will act in good faith and use Commercially Reasonable Efforts to fulfil any request from Licensee for increased demand beyond the Binding Forecast amount. If X4 believes that it cannot meet the Rolling Forecast it shall notify Licensee within [***] Working Days of receipt of the relevant Rolling Forecast detailing specific concerns, and/or providing alternative quantities and/or timing, and the Parties shall promptly meet to discuss a resolution in good faith.
4.3.3    Licensee shall have the right to amend any part of a Rolling Forecast (and amend or cancel any firm order placed in accordance with such Rolling Forecast) to the extent required as a result of (i) any action taken by the Relevant Regulatory Authority which impacts the sale of Licensed Product in the Territory; or (ii) Licensed Product being discontinued or withdrawn from the market for safety, quality or regulatory reasons.
4.4    Orders and Invoicing.
4.4.1    Licensee shall place firm orders for the Licensed Product required for the Territory in accordance with the Binding Forecast, specifying delivery date(s), which delivery date(s) shall be at least [***]days from the date of such firm order. X4 shall, within [***] weeks of the specified delivery date(s), procure the production of the quantities of Licensed Product set forth in each such firm order and make such quantities available for collection by Licensee.
4.4.2    X4 shall invoice Licensee for Licensed Product, at the end of each Calendar Quarter, the Transfer Price for (i) the full quantity of Licensed Product ordered by Licensee in accordance with Section 4.4.1 and delivered by or on behalf of X4 in accordance with Section 4.5, and (ii) if Licensee does not place firm orders for the corresponding quantities of Licensed Product specified in the Binding Forecast for such Calendar Quarter, the Transfer Price for any shortfall of Licensed Product below such quantities set out in the Binding Forecast for such Calendar Quarter; provided further, however, that if X4 has agreed to supply a quantity of Licensed Product for such Calendar Quarter in excess of the Binding Forecast, X4 shall invoice for the amount of Licensed Product actually ordered for, and delivered by or on behalf of X4 in accordance with this Section 4.4 and Section 4.5 in, such Calendar Quarter.
4.4.3    All sales and use taxes which X4 is required by Applicable Law to collect from Licensee with respect to the supply of Licensed Product shall be paid by Licensee to X4 unless Licensee provides a valid exemption to X4.
4.5    Delivery.

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4.5.1    Delivery of the Licensed Product to Licensee shall be [***] ([***], or such other facility as the Parties mutually agree) (ICC Incoterms 2020). Following notification to Licensee that the Licensed Product is available for collection (the “Delivery Notification”), Licensee shall collect such Licensed Product within [***] Working Days.
4.5.2    Title and risk of loss to the Licensed Product shall pass to Licensee upon the earlier of (i) collection and (ii) [***] Working Days after the Delivery Notification in accordance with Section 4.5.1.
4.5.3    Licensed Products provided for commercial use shall on the date of the applicable Delivery Notification have a minimum remaining shelf life of [***] (whichever is longer) of their total shelf life. The Parties shall discuss from time to time through the JSC (i) the shelf life for Licensed Products for use in early access programs; and (ii) additional stability studies or data that may be required or desirable to extend the shelf-life of the Licensed Products.
4.5.4    The delivery by X4 of a quantity of Licensed Product that is within plus or minus [***] of the amount specified in Licensee’s firm order shall constitute compliance with X4’s delivery obligations. X4 must use best efforts to procure a Delivery Notification for Licensed Product that is within [***] Working Days of the delivery date specified on the order where the delivery date specified is equal or greater than the lead time set forth in Section 4.4.1; or if the delivery date specified on the order is less than such lead time, a delivery date agreed by the Parties, in writing (including by electronic mail and direct electronic link).
4.6    Sales Targets Discussion. One JSC meeting each year (as referred to in Section 11.3), during a month to be agreed between the Parties, shall, at least in part, be devoted to discussing performance against the Performance Plan, the current year's forecast and, based on the sales trends experienced and anticipated.
4.7    Shortages Allocation. Notwithstanding Section 4.4, if X4 reasonably expects that it will be unable to deliver to Licensee quantities of Licensed Product in amounts sufficient to satisfy any firm order, X4 shall promptly (and in all cases within [***] Working Days of becoming aware of such expected shortage) notify Licensee of such expected shortage and the details relating thereto. In such instance X4 shall, to the extent some but not complete production is practicable, use its best efforts to allocate available Licensed Product, to supply current patients, amongst itself, other exclusive distributors and Licensee in proportion to the most recent forecasts submitted by X4, its exclusive distributors and Licensee to X4’s designated third-party contract manufacturer.
4.8    Changes to the Licensed Products. Any change to any of the constituents of any of the Licensed Product, source of constituents, Specifications, or manufacturing of the Licensed Product, change control management will be administered in accordance with the change control process set out in the Quality Agreement, provided that such changes shall only be made (i) by X4 (for clarity, X4 may not require changes to be made which would contravene Applicable Law in the Territory); (ii) as mutually agreed by the Parties; or (iii) to the extent required or by Applicable Law in the Territory. Unless otherwise agreed by the Parties, if any such changes to the Licensed Product are:
4.8.1    required by X4 (including changes made by any of its contract manufacturing organizations), X4 shall bear the costs and expenses related to such change (including, without limitation, regulatory expenses and costs of wastage of Packaging);

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4.8.2    mutually agreed by the Parties, the Parties shall agree on the appropriate allocation of costs; or
4.8.3    required by Applicable Law in the Territory Licensee shall summarize such changes at a JSC meeting, and if such changes relate solely to the Licensed Compound or Licensed Product (and not to the extent required as a result of changes or modifications to the facility of X4’s designated third-party contract manufacturer), Licensee shall bear the costs and expenses related to such change (including, without limitation, regulatory expenses and costs of wastage of Packaging).
4.9    Site Visit. X4 shall request to *** that Licensee be permitted to conduct a site visit at *** facility located in ***, at a reasonable time and upon reasonable notice, and shall request that such visit takes place no more than three (3) months following the Effective Date.
5.    CLINICAL STUDIES, GOVERNMENTAL APPROVALS, PHARMACOVIGILANCE, RECALL
5.1    Clinical Studies. Notwithstanding anything else in this Agreement, unless otherwise agreed between the Parties, X4 and its Affiliates shall have the sole right and responsibility for conducting Clinical Studies for Licensed Products in the Field in and outside of the Territory.
5.2    Medical Affairs. Licensee shall have the right to conduct Medical Affairs Activities in relation to the Licensed Product in the Field in the Territory, including, for the avoidance of doubt, conducting investigator initiated studies, subject to approval of the JSC in accordance with Section 11.1.14. Each Party shall provide the JSC (or an appropriate Subcommittee established thereunder) with an overview of its proposed publication strategy and key publications relating to the Licensed Product it intends to make over the forthcoming six (6) months.
5.3    Regulatory Activities. Subject to Section 5.4, unless otherwise agreed between the Parties, Licensee and its Affiliates shall be solely responsible for all Regulatory Activities for the Licensed Products for the Field in the Territory, including obtaining and maintaining Marketing Authorizations for the Licensed Products for the Field in the Territory, using Information provided by X4. The JSC will be responsible for discussing an overall regulatory strategy for the Licensed Products in the Territory, and, unless otherwise agreed, Licensee will be responsible for day to day Regulatory Activities consistent with such regulatory strategy. Licensee will keep X4 reasonably informed of the conduct of Regulatory Activities in respect of the Licensed Products for the Field in the Territory through the JSC, including sharing with X4 all material risk-related communications with the Relevant Regulatory Authorities within [***] days of receiving them.
5.4    Marketing Authorization for WHIM.
5.4.1    Within [***] days after the grant of a Marketing Authorization by the EMA for Licensed Product in WHIM syndrome, Licensee shall notify X4 in writing whether it wishes X4 to have the responsibility for preparing and submitting the pediatric investigation plan to the MHRA (the “UK PIP”) and an application to the MHRA for a Marketing Authorization for Licensed Product in WHIM syndrome. If Licensee notifies X4 within such [***] day period that X4 should have responsibility for preparing and submitting a UK PIP and an application to the MHRA for a Marketing Authorization for the Licensed Product in WHIM syndrome in X4’s name, the provisions of Section 7.2(b) shall apply. If Licensee does not so elect, Licensee shall have sole responsibility for preparing and submitting the UK PIP and an application to the MHRA for a Marketing Authorization for Licensed Product in WHIM syndrome, at its sole cost, and X4 will provide reasonable assistance to Licensee at Licensee’s cost and expense.

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5.4.2    Notwithstanding Licensee’s obligations as holder of the Marketing Authorizations following transfer thereof to Licensee, and subject to the following sentence of this Section 5.4.2, X4 shall be responsible for conducting all activities required to implement the pediatric investigation plan submitted to the EMA for the Licensed Product for WHIM. Licensee shall be solely responsible for conducting [***]. Prior to the commencement of [***], the JSC shall discuss and X4 shall use Commercially Reasonable Efforts to obtain confirmation from the U.S. Food and Drug Administration (“FDA”) as to whether [***]. If (a) the FDA confirms that [***], or (b) the FDA provides recommendations for [***], which recommendations are discussed and approved by the Parties and adopted by Licensee, then in either case (a) or (b) the Parties shall equally share Licensee’s costs and expenses in conducting [***], and X4 shall reimburse such costs within thirty (30) days of receipt of an invoice therefor. If the FDA [***] or if the Parties do not [***], Licensee shall be solely responsible for the costs of [***].
5.4.3    At any time following the grant of a Marketing Authorization by the EMA and/or MHRA for a Licensed Product in WHIM syndrome, Licensee may request the transfer of such Marketing Authorizations to Licensee and shall specify in such request Licensee’s preferred timeline for effecting such transfer. Promptly following receipt of such request from Licensee, X4 shall, at Licensee’s cost, submit to the EMA or MHRA (as applicable) a request for transfer of such Marketing Authorization to Licensee, which transfer, once effected, will assign to Licensee all of X4’s and its Affiliates’ rights, title, and interests in and to such Marketing Authorization, along with any associated orphan drug designation and pediatric investigation plan. X4 shall, at Licensee’s cost, execute and deliver, or will cause to be executed and delivered, to Licensee or any Relevant Regulatory Authority such endorsements, assignments, and other documents as are necessary to assign, convey, transfer, and deliver, as applicable, to Licensee such Marketing Authorization and shall use Commercially Reasonable Efforts to do so in accordance with the timeline specified by Licensee. Licensee shall, promptly following request therefor, provide X4 with all necessary documentation required for the request to transfer.
5.5    Marketing Authorization for Chronic Neutropenia. Provided that X4 has completed the Phase III Clinical Study for the Licensed Product for chronic neutropenia and the results from such Phase III Clinical Study support the filing of an application for Marketing Authorization with the EMA for the Licensed Product for chronic neutropenia without an additional Phase III Clinical Study being required to be conducted prior to submitting such filing, Licensee shall use Commercially Reasonable Efforts to seek a Marketing Authorization for the Licensed Product for chronic neutropenia from the EMA.
5.6    Costs of Regulatory Activities. Save as otherwise provided in this Agreement, each Party shall bear its own costs in relation to the conduct of any Regulatory Activities by or on behalf of such Party, including the costs of preparation, filing and maintaining any Marketing Authorization or application therefor by such Party. For the avoidance of doubt, X4 shall be solely responsible for all costs in relation to the preparing and filing of the Marketing Authorization application for WHIM syndrome with the EMA and (only to the extent that Licensee elects pursuant to Section 5.4.1 for X4 to be responsible for preparing and filing the Marketing Authorization application for the MHRA) with the MHRA prior to the earlier of (i) transfer to Licensee and (ii) grant of the applicable Marketing Authorization, and subject to Section 5.4.2 Licensee shall be solely responsible for such costs thereafter, including any post-approval commitments required by the EMA or the MHRA. For clarity, X4 has no obligation to prepare or file for orphan drug designation for the United Kingdom.
5.7    Early Access Program. Licensee shall be responsible for the transfer of the open label extension (OLE) patients in the Territory onto an early access program, and shall use Commercially Reasonable Efforts to complete such transfer on or before [***], and X4 will

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provide reasonable assistance at Licensee’s request and cost. In the event that X4 incurs direct costs in relation to early access programs, Licensee will reimburse such costs. The supply of Licensed Product for early access programs and expiry date for such product shall be discussed at the JSC.
5.8    Reimbursement Approval. Licensee shall be responsible, at its sole cost and expense, for gaining a Reimbursement Approval and Pricing Approval for the Licensed Product from any Relevant Regulatory Authorities in those countries within the Territory in which Licensee elects to launch the Licensed Product, and Licensee shall use Commercially Reasonable Efforts to obtain Reimbursement Approval and Pricing Approval for the Licensed Product in each of [***] following receipt of Marketing Authorization for such Licensed Product in such country. Each Party shall promptly notify the other Party in writing of any communications with, or notices from, any Relevant Regulatory Authority regarding such Reimbursement Approval or Pricing Approval.
5.9    Compliance. Licensee shall, in respect of each order for the Licensed Product, be responsible for: (a) complying with all Applicable Law relating to the import, distribution, sale and supply of the Licensed Product in the Territory and shall notify X4 of any relevant changes in the Applicable Law in the Territory relating to the Packaging or labelling of the Licensed Product; and (b) obtaining any necessary import licences, certificates of origin or other requisite documents and paying all applicable customs and duties in respect of the importation of the Licensed Product into the Territory and the distribution and sale of the Licensed Product in the Territory.
5.10    Cooperation and Support. X4 shall, on Licensee’s request, fully cooperate with Licensee by providing reasonable assistance and support to Licensee to the extent reasonably required in order for the Licensee to conduct Regulatory Activities for the Field in the Territory, including obtaining and maintaining the requisite documentation and governmental approvals mentioned in this Article 5. Such support may include preparation of regulatory filings for the Field in and for the Territory and making available all Information in X4’s possession to assist with Licensee’s preparation and submission of Regulatory Documentation in the Field in the Territory. X4 shall provide up to [***]hours of internal FTE support free of charge per calendar year and thereafter Licensee shall pay for X4’s internal costs in providing such support at the FTE Rate (provided that X4 has provided a good faith estimate of such additional hours of internal support prior to incurring such costs) as well as X4’s reasonably incurred out-of-pocket costs in providing such support, provided that, notwithstanding the foregoing, Licensee shall not be obligated to pay for X4 making available Information where such Information is in X4’s possession, does not need to be altered or prepared specifically for Licensee, and making it available does not require material internal resources of X4
5.11    Pharmacovigilance.
5.11.1    No later than [***] days after the Effective Date, the Parties shall enter into a Pharmacovigilance Transfer Agreement (the “Pharmacovigilance Transfer Agreement”). The Pharmacovigilance Transfer Agreement will provide details of all historical safety information that must be transferred from X4 to Licensee in order for Licensee to maintain its own safety database and meet its regulatory reporting obligations under Applicable Laws.
5.11.2    No later than [***]days before the anticipated launch date of any Licensed Product in the Territory, the Parties shall enter into a written pharmacovigilance agreement (the "Pharmacovigilance Agreement") with customary terms and conditions consistent with industry standard practices for the commercialization of the Licensed Product. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports (including special situation reports), pregnancy

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reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws in the countries, territories or jurisdictions where a Party holds a Marketing Authorization. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirements shall prevail. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sub-licensees to comply with such obligations.
5.12    Recall. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any Recall. The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Recall. Licensee shall, and shall ensure that its Affiliates and sub-licensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Territory. Licensee shall have sole discretion with respect to any matters relating to any Recall in the Territory, including the decision to commence such Recall and the control over such Recall in the Territory, which shall be at X4’s cost and expense unless such Recall resulted from acts or omissions by Licensee, its Affiliates, its sublicensees, its distributors, its manufacturing vendors, or other persons engaged by or on behalf of Licensee, after delivery of the relevant Licensed Product in accordance with Section 4.5.1; provided, however, if X4 determines in good faith that any Recall with respect to any Licensed Product in the Territory should be commenced or is required by Applicable Laws or Relevant Regulatory Authority, (a) X4 shall discuss such Recall with Licensee; and (b) Licensee shall carry out such Recall upon X4's request. Notwithstanding anything to the contrary in clause (b) above, if Licensee in good faith disagrees that such Recall should be commenced or is required by Applicable Laws or Relevant Regulatory Authority, such Recall shall be conducted at X4's cost; provided that, if a Relevant Regulatory Authority later determines that such Recall is required, Licensee shall reimburse X4 such costs to the extent such Recall resulted from acts or omissions made by Licensee, its Affiliates or sublicensees on or after delivery of the relevant Licensed Product in accordance with Section 4.5.1. Each Party shall provide the other Party, at the other Party's expense, with such assistance in connection with a Recall as may be reasonably requested by such other Party.
5.13    Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Relevant Regulatory Authority, which may affect the development, manufacture, commercialization or regulatory status of any Licensed Product.
5.14    No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk whether in the Territory or outside the Territory, then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.
6.    FINANCIAL MATTERS
6.1    Fees and Other Payments
6.1.1    Up Front Fee. Licensee shall pay to X4 within five (5) Working Days of the Effective Date, as one-time, non-refundable, non-creditable fee, the amount set forth in Appendix A under the heading Up Front Fee in Euros (€) by wire transfer of immediately available funds into an account designated by X4.

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6.1.2    Milestones Payments. Licensee shall also pay to X4 the milestone payments, in each case after the achievement of the applicable milestone, as set forth in Appendix A under the heading Milestone Payment. Each milestone payment, once the applicable milestone has been achieved, are one-time only, non-refundable and non-creditable, and shall be paid in Euros (€) by wire transfer of immediately available funds into an account designated by X4 within [***]days after Licensee provides written notice to X4 of the achievement of the applicable milestone (which, for the avoidance of doubt, in respect of any sales milestone shall be after expiry of the fourth (4th) Calendar Quarter in the applicable calendar year), provided however that if the first milestone set forth in Appendix A is achieved prior to the Effective Date, the milestone payment shall be paid to X4 by Licensee within[***]days of the Effective Date.
6.1.3    Transfer Price. The supply price to be paid by Licensee to X4 for the Licensed Product supplied pursuant to this Agreement shall be as set forth in Appendix A (the "Transfer Price"). The Transfer Price for ordered Licensed Product shall be paid in Euros (€) by wire transfer to the bank account designated from time to time in writing by X4 within [***] days from the date Licensee receives the relevant invoice from X4 in accordance with Section 4.4.2.
6.1.4    Other Payments. All other payments to be made by Licensee to X4 under this Agreement shall be paid in Euros (€) by wire transfer to the bank account designated from time to time in writing by X4 within [***] days from the date Licensee receives the relevant invoice from X4.
6.1.5    Royalties. Licensee shall pay the royalties to X4 on Net Sales of Licensed Product by the Licensee and its Affiliates at the applicable rates set forth in Appendix A. Royalties shall be paid in Euros (€) by wire transfer of immediately available funds into an account designated by X4 within [***] days from the end of the month in which Licensee receives the relevant invoice from X4.
6.1.6    Royalty Reduction.
(a)    If in any country or other jurisdiction in the Territory during the Initial Term or a Subsequent Term, a Generic Product is launched in such country or other jurisdiction:
(i)    the applicable royalty rate(s) set forth in Appendix A for Net Sales of the Licensed Product in such country or jurisdiction following such launch will be reduced by [***] for the remainder of the Initial Term; and
(ii)    if following such launch the average Net Sales of Licensed Product in any [***] Calendar Quarters in that country or other jurisdiction are, in comparison to the average Net Sales of Licensed Product in the same [***] Calendar Quarters of the immediately preceding calendar year in that country or other jurisdiction, reduced by [***] the applicable royalty rate(s) set forth in Appendix A will be reduced by an additional [***] for the remainder of the Initial Term.
(b)    Licensee will be entitled to deduct against royalties otherwise payable to X4 hereunder up to [***] of royalty payments that Licensee makes to Third Parties in exchange for a license to intellectual property rights that are necessary to commercialize the Licensed Product in the Territory, provided that with respect to any such Third Party payments that are attributable to the X4’s breach of this

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Agreement, Licensee will be entitled to deduct an amount equal to [***] of such Third Party payments.
(c)    If, on a country-by-county basis, (i) the composition of matter or method of use of a Licensed Product (as reflected on the approved label for such Licensed Product) is not Covered by a Valid Claim of the Licensed Patents and (ii) expiry of the regulatory market exclusivity (including any orphan designation exclusivity) for the Licensed Product, whichever is later, the royalty rates set forth in Appendix A for Net Sales of the Licensed Product in such country shall be reduced by [***]for the remainder of the Initial Term.
(d)    Following expiry of the Initial Term in a country, the royalty rates set forth in Appendix A for Net Sales of the Licensed Product in such country shall no longer be payable and instead Licensee shall pay, in consideration for the Licensed Know-How and the X4 Trademark, a royalty on Net Sales of Licensed Product by the Licensee and its Affiliates at a rate of [***]of Annual Net Sales of Licensed Product in the Territory. For clarity, no other royalty reductions shall apply following expiry of the Initial Term.
6.1.7    Sales Taxes. Licensee shall be solely responsible for the collection and payment of all taxes payable in connection with its sale of the Licensed Products in the Territory and the performance of its services as contemplated herein.
6.2    Reporting. Licensee shall send within [***] days after the end of each Calendar Quarter, a written report detailing the gross sales price of Licensed Product and the Net Sales of the Licensed Product (including any deductions made thereto) in unit and amounts in Euros (€) for such Calendar Quarter, if any.
6.3    Payment Method; Currency Conversion. All payments under this Agreement shall be made in Euros (€) by wire transfer or other means acceptable to X4, as specified by X4. Payments due under this Agreement that are calculated based on amounts received by Licensee or its Affiliates in currencies other than Euros (€) will be converted into the Euros (€) equivalent, applying Licensee’s standard methodology for exchange in accordance with then current accounting standards of Licensee or its Affiliate, as applicable.
6.4    Late Payments. Interest at the rate of [***] per annum above the then-current 3 month ECB Euribor rate, compounded monthly (or such lesser rate then permissible under Applicable Law) shall be payable on any overdue amounts. Such interest shall accrue from the due date of payment under the terms of this Agreement until payment is made. The foregoing interest shall be due from Licensee without any special notice and shall be in addition to any other remedies that X4 may have pursuant to this Agreement.
6.5    Withholding Tax. Licensee will make all payments to X4 under this Agreement without deduction or withholding for taxes ("Withholding Tax") except to the extent that any such deduction or withholding is required by Applicable Law in effect in the relevant country in the Territory at the time of payment. Any Withholding Tax required to be withheld on amounts payable by Licensee under this Agreement will be timely paid by Licensee on behalf of X4 to the appropriate governmental authority in the relevant country in the Territory, and Licensee will furnish X4 with the corresponding proof of payment of such Withholding Tax, as may be required in order to enable X4 to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. If Licensee is required to withhold any Withholding Tax on amounts payable by Licensee to X4 and if it is permissible for Licensee to recover Withholding Tax on its own behalf under Applicable Law, Licensee will use Commercially

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Reasonable Efforts to recover such Withholding Tax and if recovered, shall timely remit such amounts to X4.
6.6    Reports and Records; Audit by X4. Licensee shall keep (and shall cause its Affiliates to keep) accurate books and records of the gross sales price of Licensed Product and the Net Sales of Licensed Product (including any deductions made thereto and any deduction or reimbursement of Withholding Tax), but in any case that are necessary to verify the milestone and royalty payments owed under Sections 6.1.2 and 6.1.5. Licensee shall keep (and shall cause its Affiliates and sublicensees to keep) such books and records until the later of [***] years following the calendar year to which they pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. [***] per calendar year, X4 will have the option to engage (at its own expense, except as otherwise provided below) an independent internationally-recognized certified public accountant, appointed by or on behalf of X4 (which, unless the audit is conducted by or on behalf of Genzyme under the Head License, shall in each case be reasonably acceptable to Licensee), to audit in confidence (such terms of confidentiality being no less stringent that those set forth in Article 9) the books and records of Licensee maintained pursuant to the foregoing provisions in this Section 6.6. In no event shall such accountant disclose to X4 or Genzyme any information other than its findings regarding the accuracy of the reports and payments made by Licensee under this Article 6; provided however, that (a) the books and records for any particular 12-month period will only be subject to one audit (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such 12-month period); and (b) such audit may not be conducted for any Calendar Quarter more than [***] years after the end of such Calendar Quarter. Licensee shall, subject to written notice of such audit reasonably in advance thereof (which, unless the audit is conducted by or on behalf Genzyme under the Head Licence, shall be at least [***] days prior thereto) make its books and records available for inspection by the auditor during regular business hours at such place or places where such books and records are customarily kept, upon receipt of reasonable advance notice from X4. The books and records shall be reviewed solely to verify the accuracy of payments made by Licensee. X4 shall use Commercially Reasonable Efforts to ensure that any such audit is conducted in a manner that minimises disruption and inconvenience to Licensee. The report of such accountant will be limited to findings regarding the accuracy of the reports and payments made by Licensee under this Article 6, and shall be provided to Licensee at the same time as it is provided to X4. In addition, if the accountant is unable to verify the correctness of any such payment, the accountant's report may include information relating to why such payment is unverifiable. If the audit reveals any underpayment by Licensee to X4, then Licensee will pay any undisputed underpayment to X4 within[***] days after Licensee's receipt of the audit report and, if such underpayment by Licensee is more than [***] of the reported amount, Licensee shall bear the accountant's reasonable and actually incurred costs of carrying out the audit (but X4 shall otherwise bear the cost of any audit). If the audit reveals any overpayment by Licensee to X4, then X4 will reimburse any such undisputed overpayment to Licensee within [***]days after Licensee's receipt of the audit report. X4 shall treat all information subject to review under this Section 6.6 in accordance with the confidentiality obligations under Article 9 and X4 shall cause the independent internationally-recognized certified public accountant (and, in the case of accountants appointed by Genzyme, shall use Commercially Reasonable Efforts to cause such accountant) to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence and to disclose to X4 solely its findings regarding the accuracy of the reports and payments made by X4 hereunder, and not any other financial information, provided that X4 may disclose such results and the audit report to Genzyme as strictly necessary to fulfil its obligations under the Head License.
7.    PERFORMANCE BY X4

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7.1    Disclosure of Licensed Know-How. Promptly after the Effective Date, X4 shall provide all Licensed Know-How that is necessary or reasonably useful for Licensee to exercise its rights under this Agreement in the Field in the Territory, including any chemistry, manufacturing and controls (CMC) data, Regulatory Documentation and data from any and all pre-clinical studies and Clinical Studies included in the Licensed Know-How and relating to the Licensed Product in the Field, to the extent not previously provided by X4. During the Term, X4 shall provide to Licensee at Licensee’s expense (subject to Section 5.10) any additional Licensed Know-How that is reasonably necessary for Licensee to exercise its rights under this Agreement with respect to Licensed Products and Licensed Compounds in the Field within the Territory.
7.2    Diligence. X4 shall: (a) file an application with the EMA by [***], and subsequently use Commercially Reasonable Efforts to obtain a Marketing Authorization from the EMA, for the Licensed Product for WHIM syndrome; (b) if Licensee elects under Section 5.4.1 that X4 should have responsibility for filing an application for Marketing Authorization with the MHRA for the Licensed Product for WHIM syndrome, X4 shall use Commercially Reasonable Efforts to file and obtain a Marketing Authorization within a timeframe that is agreed by the JSC; and (c) use Commercially Reasonable Efforts to complete the Phase III Clinical Study for the Licensed Product for chronic neutropenia.
7.3    Supply. X4 shall supply or have supplied the Licensed Product in conformity with the Specifications and Good Manufacturing Practices and the Quality Agreement, together with such documentation as required under the Quality Agreement. X4 shall not be responsible for any damages or losses suffered by Licensee resulting from the storage, testing, use or sale of the Licensed Product by Licensee after delivery. Licensee shall inform X4 of any claim relating to quantitative deficiencies in any delivery of Licensed Product within [***]Working Days following Licensed Product being delivered in accordance with Section 4.5. Any claim for a quantitative deficiency which is not made within such period shall be deemed to have been waived by Licensee. Licensee shall only be obligated to pay for actual quantities delivered; provided, however, that X4 shall have the option, subject to prior agreement of Licensee, of rectifying any such deficiency by promptly delivering the appropriate quantities (with no additional shipment costs for Licensee) of Licensed Product to Licensee, in which case Licensee shall be obligated to pay for any such quantities pursuant to the terms and conditions of this Agreement.
7.4    Acceptance/Rejection of Licensed Product. Licensee shall notify X4 or its designee of any rejection of Licensed Product and of the basis under this Agreement for such rejection, including any testing or inspection results, within [***] Working Days after Licensed Product is delivered in accordance with Section 4.5 or, with respect to any latent detects not otherwise visually observable, within [***] days after becoming aware of such defect (a "Rejection Notice"). Failure to notify X4 within such period shall constitute acceptance of such Licensed Product. Following delivery of a Rejection Notice, the Parties shall conduct good faith discussions with the aim of resolving any dispute as to whether a Licensed Product is defective. If the Parties are unable to reach such a resolution, then samples or batch records, as appropriate, from the batch which is in dispute will promptly be submitted for testing and evaluation to an independent Third Party (including a testing laboratory) as shall be agreed to in writing by both Parties acting reasonably. The determination of such Third Party as to whether such Licensed Product meets the Specifications, Good Manufacturing Practices and the Quality Agreement will be final and binding. The cost of the testing and evaluation by the Third Party shall be borne by X4 if the Third Party determines that the Licensed Product in question does not meet the Specifications, Good Manufacturing Practices or the Quality Agreement as a result of a cause occurring prior to delivery in accordance with Section 4.5.1, and by Licensee if the Third Party determines that the Licensed Product in question meets the Specifications, Good Manufacturing Practices and the Quality Agreement or do not meet the Specifications, Good Manufacturing Practices or the Quality Agreement as a result of a cause occurring after delivery. If any sampled Licensed Product is found by the Third Party or is agreed by X4 not to conform to the Specifications, Good Manufacturing Practices and the

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Quality Agreement as a result of a cause occurring prior to delivery, Licensee shall not be required to pay for such Licensed Product, and X4 shall as soon as possible, if so requested by Licensee, replace such defective Licensed Product at no additional cost to Licensee and have such defective Licensed Product destroyed, at X4's expense, in accordance with Applicable Law in the jurisdiction in which destruction occurs.
7.5    Quality Agreement. X4 shall, to the extent permitted without breaching the terms of the applicable quality agreement entered into by X4 and its Third Party contract manufacturer, supply redacted copies of its quality agreements with its manufacturers of Licensed Product setting forth the respective duties and obligations relating to the manufacturing and supply of the Licensed Product to Licensee as soon as reasonably possible following the Effective Date or its/their execution, as applicable, and X4 and Licensee shall enter into a quality agreement setting forth their respective duties and obligations relating to the manufacturing, supply and distribution of the Licensed Product under this Agreement (the "Quality Agreement"), such Quality Agreement to be in place before any commercial launch of the Licensed Product in the Territory. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Quality Agreement with respect to the subject matters of the Quality Agreement, the terms and conditions of the Quality Agreement shall govern and control.
7.6    Brand Strategy and Materials. X4 shall share with Licensee, on an ad-hoc basis upon Licensee's reasonable request, global brand strategy and materials as are relevant to the marketing and sale of the Licensed Product in the Territory. Notwithstanding the foregoing, Licensee shall have sole responsibility for the Licensed Product marketing materials used in the Territory and may adapt, develop and produce its own marketing materials in accordance with Applicable Law in the Territory and internal marketing policies of Licensee (and shall own all copyright therein), provided that, if the X4 Trademark is registered in such country, Licensee shall indicate in all marketing materials that Licensee is acting on its own account as licensee of X4, by including the following statement: "Product under license from X4 Pharmaceuticals Inc. XOLREMDI is a registered trade mark of the X4 group of companies, licensed to the Norgine group of companies". If necessary, Licensee may translate such materials into other languages at Licensee's expense, provided that Licensee shall be solely responsible for ensuring that all such translations are accurate.
7.7    Compliance.
In addition to the definitions set out in Article 1, the following definitions shall apply for the purposes of this Section 7.7:
"Anti-Corruption Laws" means all laws, regulations or orders relating to bribery or corruption, including, without limitation, (i) the United States Foreign Corrupt Practices Act 1977 (as amended), (ii) the United Kingdom Bribery Act 2010, and (iii) any national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
"Anti-Facilitation of Tax Evasion Laws" means all Applicable Laws, regulations or orders designed or intended to prohibit, prevent, or restrict the facilitation of tax evasion, including, without limitation, the United Kingdom Criminal Finances Act 2017.
"Anti-Money Laundering Laws" means all Applicable Laws, regulations or orders relating to money laundering, terrorist financing or the proceeds of criminal activity, including, without limitation, (i) the European Union Anti-Money Laundering Directives and any related legislation implemented by member states of the European Union, (ii) the United Kingdom Proceeds of Crime Act 2002, and (iii) the United States Bank Secrecy Act and USA PATRIOT Act.

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"Anti-Trust Laws" means all Applicable Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.
"Compliance Laws" means Anti-Corruption Laws, Anti-Facilitation of Tax Evasion Laws, Anti-Money Laundering Laws, Anti-Trust Laws, Data Protection Laws, Economic Sanctions Laws, Export Control Laws and Modern Slavery and Human Trafficking Laws.
"Data Protection Laws" means, as applicable (i) the General Data Protection Regulation 2016/679; the Privacy and Electronic Communications Directive 2002/58/EC and 2009/136/EC (each as implemented into the national law of EU Member States); (ii) Regulation (EU) 2016/679, as its forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018, as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003; and (iii) other equivalent laws, regulations or other binding instruction in other jurisdictions which implements any of the foregoing or which otherwise relates to data protection, privacy or the use of personal data, each as amended, consolidated or repeated from time to time.
"Economic Sanctions Laws" means applicable economic or financial sanctions, restrictive measures, trade embargoes or Export Control Laws imposed, administered or enforced from time to time by any sanctions authority.
"Export Control Law" means all Applicable Laws, regulations or orders relating to the export or re-export of goods, technology, software, technical data, or services, including those administered by (i) the United States Department of Commerce, including the Export Administration Regulations, (ii) the United States Department of the Treasury, (iii) the United States Department of State; (iv) the Export Control Joint Unit of the United Kingdom; and (v) the European Union or any member state thereof.
"Modern Slavery and Human Trafficking Law" means all applicable anti-slavery or human trafficking laws, statutes, regulations and codes from time to time in force, including laws, statues and regulations relating to immigration, recruitment, forced labour, child labour, working hours, minimum pay and work place including, without limitation, the United Kingdom Modern Slavery Act 2015.
7.7.1    General. Each Party shall, and shall procure that its Affiliates shall:
(a)    perform its obligations under this Agreement in accordance with Applicable Laws and in accordance with its respective Code of Business Ethics and comply at all times with all Compliance Laws and any codes of conduct of any applicable regulatory authority or trade association, and professional industry standards and carry out its respective activities contemplated hereunder in accordance with Applicable Laws and its respective Code of Business Ethics;
(b)    not do, or omit to do, any act that may cause or lead Licensee or any of its Affiliates to be in breach of any Compliance Laws or other requirements set out in this Section 7.7;
(c)    maintain and enforce adequate policies designed to ensure compliance with all Compliance Laws and other requirements set out in this Section 7.7;

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(d)    promptly notify the other Party if it becomes aware of, or the subject of, an investigation, inquiry, enforcement proceeding or prosecution which relates to, any actual or alleged breach of any Compliance Laws or other requirements set out in this Section 7.7 in relation to the performance of its obligations or exercise of its rights under this Agreement; and
(e)    promptly co-operate with the other Party and/or any regulator and/or prosecutor in any investigation relating to any actual or alleged breach of any Compliance Laws or other requirements set out in this Section 7.7 by the other Party or any of its Affiliates in relation to the performance of its obligations or exercise of its rights under this Agreement.
7.7.2    Anti-Bribery and Corruption. Each Party and its Affiliates have not and will not make, and shall procure that its sublicensees and Third Party contractors engaged in connection with this Agreement have not and will not make, directly or indirectly, in connection with this Agreement and/or in connection with any other business transaction related to its Affiliates, a payment or gift of, or an offer, promise, or authorisation to give money or anything of value to any government official or other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given, or promised, directly or indirectly, to a government official or another person or entity for the purpose of:
(a)    influencing any act or decision of such government official or such person or entity in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions;
(b)    inducing such government official or such person or entity to use their influence or position with any government entity or other person or entity to influence any act or decision; or
(c)    in order to obtain or retain business for, direct business to, or secure an improper advantage for its Affiliates.
7.7.3    Representations and Warranties. Each Party represents and warrants that:
(a)    it and its Affiliates are familiar with and understand the requirements and prohibitions of applicable Compliance Laws, and have had and will continue to have appropriate training regarding Compliance Laws;
(b)    it and its Affiliates are not conducting any business directly or indirectly in any territory in breach of Compliance Laws (including the Economic Sanctions Laws restricting trade in Russia, Belarus, Cuba, Iran, Syria, North Korea, Crimea of Ukraine, Donetsk Peoples Republic, Luhansk Peoples Republic);
(c)    neither it nor any of its Affiliates has at any time prior to the date of this Agreement committed a breach, is in breach of, or is subject to any investigation, inquiry, enforcement proceeding or prosecution which relates to an actual or alleged breach of applicable Compliance Laws;

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(d)    it has conducted and will continue to conduct appropriate due diligence on its consultants, subcontractors, service providers and any other of its own counterparties for their compliance with all Compliance Laws; and
(e)    in connection with this Agreement, no improper financial or other advantage has been, will be or is agreed to be given to any person (whether working for or engaged by any of its Affiliates or any Third Party) by or on behalf of such Party or any of its Affiliates.
7.7.4    Record Keeping and Audit. X4 shall keep (at its normal place of business) detailed, accurate and up-to-date records and books of account showing in reasonable detail all expenditures incurred and payments made or received in relation to this Agreement and the steps taken by X4 to comply with Compliance Laws and other requirements set out in this Section 7.7. X4 shall ensure that such records and books of account are sufficient to enable Licensee to verify X4's and its Affiliates' compliance with this Section 7.7. X4 shall within [***] Working Days of receipt of written request from Licensee permit Licensee and its Third Party representatives (subject to customary confidentiality undertakings), on reasonable notice during normal business hours, but without notice in case of any reasonably suspected breach of this Section 7.7, to access and take copies of X4's records and meet relevant X4's personnel, in order to audit X4's and its Affiliates' compliance with their obligations under this Section 7.7. Licensee shall use Commercially Reasonable Efforts to ensure that any such audit is conducted in a manner that minimizes disruption and inconvenience to X4. X4 shall give all reasonable assistance to Licensee and its representatives in relation to the conduct of such audit. Each Party shall bear its own costs and expenses related to any such audit unless X4 is in material breach of any of its obligations under this Agreement, in which case X4 shall pay to Licensee the reasonable costs and expenses of such audit. Such audit rights shall continue for [***] year after termination or expiry of this Agreement.
7.7.5    Data Protection. At the time of signing this Agreement, the Parties agree that no personal or sensitive personal data (including but not limited to data concerning health, meaning personal data related to the physical or mental health of a natural person, including the provision of health care services, which reveal information about the data subject's health status) will be processed in connection with the Agreement. If, after the signing of this Agreement, either Party anticipates that personal or sensitive personal data will be processed, the Parties will enter into a data processing agreement or "Standard Contractual Clauses" (SCCs) as appropriate under applicable Data Protection Laws, using Licensee's template.
8.    PERFORMANCE BY LICENSEE
8.1    Performance.
8.1.1    Licensee shall itself, or through its Affiliates or sublicensees (in each case as permitted under this Agreement), use Commercially Reasonable Efforts to commercialize the Licensed Product in the Territory in WHIM syndrome, and, following the grant of Marketing Authorization for chronic neutropenia, in the Territory in chronic neutropenia, in each case such Commercially Reasonable Efforts determined holistically across all approved indications of the Licensed Product. Without prejudice to the generality of the foregoing, this shall include using Commercially Reasonable Efforts to commercialize at least one Licensed Product in the Field in accordance with Applicable Law in [***].

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8.1.2    Licensee agrees to manage at Licensee's expense the distribution and/or sale of the Licensed Product throughout the Territory in accordance with the Performance Plan. Such Performance Plan shall be updated from time to time by Licensee and shall set forth for the applicable calendar year the sales targets and commercialisation strategy for the Licensed Products and the contemplated timelines for the foregoing. The initial Performance Plan will be provided by Licensee to X4 within [***] months of the Effective Date and Licensee shall provide an updated copy of the Performance Plan for each calendar year by no later than September 30th of the prior year. Any updates to the sales targets shall reflect the good faith discussions at the JSC pursuant to Section 4.6.
8.2    Reports. At least [***] per calendar year, and in any case by [***] and [***] of each calendar year, Licensee shall provide X4 with a detailed report describing, to the extent applicable: (a) the development activities it has performed, or caused to be performed, since the preceding report; and (b) its development activities in process; and (c) safety findings related to the Licensed Products. All information disclosed by Licensee to X4 pursuant to this Section 8.2 shall be the Confidential Information of Licensee, provided that X4 may disclose such report to fulfil its obligations under the Head License.
8.3    Records. Licensee shall maintain, or cause to be maintained, all Regulatory Documentation Controlled by Licensee and final supporting records and documentation therefor (but not draft records or documentation therefor except as otherwise required by Applicable Law), in sufficient detail and in compliance with Applicable Law. Such records and documentation shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the applicable development activities in a manner appropriate for any regulatory purpose and, when applicable, for use in connection with Patent filings, prosecution and maintenance. Such records and documentation shall be retained by Licensee for at least three (3) years or such longer period as may be required by Applicable Law.
8.4    Regulatory Audits. During the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement, X4 shall have the right, through itself or its nominee, during normal business hours and upon reasonable notice, to inspect any regulatory records and correspondence kept by Licensee, its Affiliates or sublicensees in accordance with this Article 8. Any such audit may not be conducted more than once in any twelve (12) month period. The cost of any audit shall be borne by X4. Notwithstanding the foregoing, to the extent that Licensee does not have the right to grant X4 the right to audit the records of any of its sublicensees hereunder, Licensee shall obtain for itself such right and, at X4’s request, Licensee shall, subject to the limitations set forth in this Section 8.4, exercise such audit right with respect to such sublicensees and shall provide the results of such audit to X4. X4 may disclose the results of such audit to the extent strictly necessary to fulfil its obligations under the Head License.
8.5    Product Packaging and Labelling.
8.5.1    X4 will provide Licensed Product in “brite stock” format. Licensee shall have sole responsibility to ensure, following delivery of Licensed Product pursuant to Article 4, that all Licensed Product has the necessary Licensed Product Packaging information (including local artwork, codes for serialization and barcoding of the Licensed Product) to ensure the Packaging of the Licensed Product is in compliance with the Quality Agreement, all Applicable Law in the Territory and rules and regulations of all Relevant Regulatory Authorities in the Territory.
8.5.2    To the extent required by Applicable Law in a country in the Territory, the promotional materials and Packaging for the Licensed Product used by Licensee, its sublicensees or its or their respective Affiliates in connection with the Licensed Product in such

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country shall contain (a) the Genzyme corporate name and (b) the logo and corporate name of the manufacturer (collectively, the “Markings”). The manner in which the Markings and, if applicable, Alternative Trademarks, are to be presented on promotional materials and Packaging for the Licensed Product shall be subject to Section 10.2.
8.6    Handling of Licensed Product. Licensee undertakes that after delivery the Licensed Product shall be handled and stored in accordance with the Applicable Laws, GDP, the Quality Agreement, the requirements of Regulatory Authorities and any relevant information provided by X4.
8.7    No Changes. Other than to comply with Applicable Law, Licensee undertakes not to make or cause any changes to the Specifications or therapeutic indications, of the Licensed Product that is delivered to Licensee or its Affiliates without previously acquiring X4's written consent, such consent not to be unreasonably withheld, delayed or conditioned.
8.8    Compliance. Each Party shall, from time to time at the request of the other Party, provide such other Party with that Party’s Code of Business Ethics for review.
9.    CONFIDENTIAL INFORMATION
9.1    Confidentiality. Subject to the other provisions of this Article 9, all Confidential Information disclosed by a Disclosing Party under this Agreement will be kept confidential and not be published or otherwise disclosed, and not used, directly or indirectly except the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary pursuant to the rights granted to, or performance of obligations by, the Recipient Party under this Agreement. Subject to the other provisions of this Article 9, each Party and its Affiliates shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such Recipient Party maintains its own confidential information but in no event with less than a reasonable degree of care.
9.2    Exceptions. The obligations under this Article 9 shall not apply to any information to the extent that such information:
9.2.1    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no wrongful act, fault or negligence on the part of the Recipient Party;
9.2.2    was known to, or was otherwise in the possession of, the Recipient Party prior to the time of disclosure by the Disclosing Party without any obligation of confidentiality to the Disclosing Party with respect to such information, as demonstrated by documentation or other competent evidence;
9.2.3    is disclosed to the Recipient Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party with respect to such information; or
9.2.4    is independently developed by or on behalf of the Recipient Party, as evidenced by documentation or other competent evidence, without reference to the Confidential Information disclosed by the Disclosing Party under this Agreement.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Confidential Information shall

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not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.
9.3    Authorized Disclosures.
9.3.1    In addition to disclosures permitted under Section 9.2, Licensee may disclose Confidential Information belonging to X4 or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting and maintaining Patents (including the Licensed Patents) as permitted by this Agreement; (ii) in connection with regulatory filings for the Licensed Product; (iii) prosecuting or defending litigation as permitted by this Agreement; or (iii) complying with applicable court orders or law.
9.3.2    In addition, X4 may disclose Confidential Information belonging to Licensee to the extent such disclosure is strictly necessary for compliance with the Head License.
9.3.3    In addition, a Recipient Party may disclose Confidential Information of the Disclosing Party (including the existence of this Agreement) to its and its Affiliates’ (i) officers, directors, employees, agents, contractors, consultants, and advisers, (ii) bona fide prospective or actual underwriters, lenders, acquirers, merger candidates, actual or prospective investors or funding sources, and (iii) its Affiliates and actual or prospective sublicensees, in each case provided that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.
9.3.4    In the event the Recipient Party is required to disclose Confidential Information of the Disclosing Party (including this Agreement or any provision of it) by law, by a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local government or regulatory body of competent jurisdiction, or if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, or pursuant to the rules of any recognized stock exchange or similar regulatory body, such disclosure shall not be a breach of this Agreement; provided, that the Recipient Party: (i) informs the Disclosing Party, to the extent legally permitted, as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the information that is legally required to be disclosed; (iii) at the Disclosing Party's request and expense, assists in an attempt to object to or limit the required disclosure; and (iv) consults with the Disclosing Party on the provisions of this Agreement, together with the Schedules or other attachments attached hereto, to be redacted in any filings made by X4 or Licensee with the Securities and Exchange Commission or any other regulatory body or relevant securities regulator or as otherwise required by Applicable Law.
9.4    Use of Names. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not to be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.4 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors; (b) that is required by Applicable Law or other requirements of a national securities exchange or another similar regulatory body; or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its

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internal business communications, provided that any Confidential Information in such communications remains subject to this Article 9.
9.5    Press Release. Subject to Applicable Law, neither Party may issue a press release or announcement in respect of this Agreement, the transactions contemplated by it or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed) except as required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof to the extent legally permitted and the issuing Party shall act in good faith to incorporate any reasonable comments provided by the other Party on such press release or public communication) or to the extent such disclosure is required by Applicable Law or the rules or regulations of Nasdaq or any United States national (or foreign) securities exchange on which shares are then traded, in which case the issuing Party shall use its commercially reasonable efforts to consult with the other Party before issuing any press release or making any such public statements. The Parties acknowledge that it is the intention of each Party to issue a press release following the execution of this Agreement. Following the publication of such press release (whether by one Party or jointly), subject to Applicable Law, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned, or delayed), except that a Party may, once a press release or public announcement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or public announcement without the further approval of the other Party.
9.6    Publication. Each Party acknowledges that the other Party’s personnel may desire to publish in scientific journals or present at scientific conferences scientific, preclinical or clinical data derived from research and development related to the Licensed Products conducted in accordance with the terms of this Agreement. Accordingly, no such publication will be submitted and no such presentation shall be made unless a written copy of such proposed publication or presentation is submitted by the Party wishing to publish (“Publishing Party”) to the other Party (“Consulted Party”) no later than [***] days before submission for publication or presentation. The Consulted Party shall notify the Publishing Party in writing within [***] days of receipt of such draft whether such draft contains (a) information of the Consulted Party which it considers to be Confidential Information; (b) information that if published would have an adverse effect on a patent application covering the subject matter of this Agreement; or (c) information that such Consulted Party reasonably believes would be likely to have a material adverse impact on the development, manufacture or commercialization of a Licensed Product, or the exploitation of rights retained under Section 2.6.2. In the case of item (a) above, the Publishing Party may not publish Confidential Information of the Consulted Party without its prior written consent. In the case of item (b) above, the Consulted Party may request a delay and the Publishing Party shall delay such publication or presentation, for a period not exceeding [***] days, to permit the timely preparation and filing of a patent application or an application for a certificate of invention covering the information at issue. In the case of item (c) above, if the Publishing Party disagrees with the Consulted Party’s assessment of the impact of the publication or presentation, then the issue shall be resolved pursuant to Article 15. Licensee and X4 will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.
9.7    Destruction of Confidential Information. Within [***] days after the earlier of (a) the expiration of the Term; (b) the termination of this Agreement; or (c) the written request of the Disclosing Party, the Recipient Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Recipient Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential

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Information to which the Recipient Party does not retain rights hereunder, and upon the Disclosing Party’s written request provide a written certification of such destruction, except that the Recipient Party may retain one copy thereof, to the extent that the Recipient Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival purposes. Notwithstanding the foregoing, the Recipient Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Recipient Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Recipient Party’s standard archiving and back-up procedures, but not for any other use or purpose.
10.    USE OF NAME & TRADEMARK; INTELLECTUAL PROPERTY
10.1    Ownership, License and Use of X4 Trademark.
10.1.1    Licensee acknowledges that the X4 Trademark is and shall be exclusively owned or Controlled by X4.
10.1.2    Subject to Section 10.1.3, X4 shall be responsible for, and shall diligently carry out and shall bear all costs (including attorneys' fees) for the preparation, filing, prosecution, maintenance, defence and extensions, if any, of the X4 Trademark relating to the Licensed Product in the Territory throughout the Term. X4 shall, as soon as reasonably practicable following the Effective Date, register the X4 Trademark in each country in the Territory. In the event that Licensee is unable to use the trademark XOLREMDI® as a result of Applicable Law or any other regulatory reason or if Licensee otherwise desires to use an alternative trademark for chronic neutropenia or indications other than WHIM syndrome, the Parties shall discuss in good faith via the JSC and develop alternative trademarks for use in the Territory (“Alternative Trademarks”). All right, title and interest in and to the Alternative Trademarks and all goodwill associated therewith shall vest in and accrue to X4 and this Section 10.1 shall apply mutatis mutandis to such Alternative Trademarks.
10.1.3    Notwithstanding Section 10.1.2, Licensee may apply for and register, in its own name or that of its Affiliates, one or more domain name related to the Licensed Product in the Territory, provided that any such domain name containing the X4 Trademark or X4’s name or any other registered trademarks owned by X4 shall be subject to X4’s prior written consent shall be required, which shall not be unreasonably withheld, conditioned or delayed.
10.1.4    X4 hereby grants to Licensee an exclusive (even as to and against X4) license to use (and to authorize others to use in accordance with this Agreement) the X4 Trademark in the Territory for the Term in connection with the import, export, promotion, distribution, manufacture, packaging, release (as required under Section 2.9), marketing, advertising, offering for sale, selling the Licensed Product, or having the Licensed Product sold by or on behalf of the Licensee in any country in the Territory. Licensee may record the license granted to it under this Section 10.1.4 at applicable trademark registries in the Territory, and X4 shall cooperate and provide reasonable assistance at Licensee’s expense in connection with such recordation, including executing and delivering any documents reasonably required therefor.
10.1.5    Licensee will not use X4's name, the X4 Trademark as part of Licensee's firm, corporate or business name, and shall not use the name of X4 or the X4 Trademark in any way except in relation to the Licensed Product purchased from, and marketed, distributed and sold under license from, X4 or otherwise in accordance with this Agreement.

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10.1.6    Licensee shall not use any trademarks on or in relation to the Licensed Product other than the X4 Trademark, the Alternative Trademarks, Licensee’s own corporate marks or logos or (to the extent permitted by Section 10.2.2) the Genzyme Trademark, and shall not seek to register any trademarks for local or ancillary (or other) use in relation to the Licensed Product, without X4’s prior written approval.
10.1.7    Licensee agrees to provide reasonable assistance to X4 at X4's written request to defend and enforce X4's rights to the X4 Trademark and its other intellectual property in respect of the Licensed Product in the Territory at X4's guidance and expense. X4 shall use Commercially Reasonable Efforts to enforce, defend, pursue and remedy any such infringement. If X4 decides not to enforce, defend, pursue and remedy any such infringement, or ceases to diligently pursue such action, Licensee will have the right, but not the obligation, using counsel of its choosing at its sole cost and expense, to institute such action against the applicable Third Party(ies). Without limiting the foregoing, Licensee shall exercise reasonable vigilance to detect and shall report to X4 any instances coming to Licensee's attention of infringement by any Third Party of the X4 Trademark.
10.2    Ownership, License and Use of Genzyme Trademark.
10.2.1    Licensee acknowledges that the Genzyme Trademark is and shall be exclusively owned or Controlled by Genzyme.
10.2.2    X4 hereby grants to Licensee a non-exclusive sublicense to use any Genzyme Trademark solely as necessary for Licensee to perform its obligations under Section 8.5.2 and for no other purpose.
10.2.3    With respect to any Genzyme Trademark licensed to Licensee under Section 10.2.2, Licensee agrees to conform to the guidelines of Genzyme in effect from time to time (as notified in writing to Licensee) with respect to manner of use and to maintain the quality standards of Genzyme for goods sold and services provided in connection with any such Genzyme Trademark. Licensee and its Affiliates shall, and shall include in each sublicense agreement an obligation of each sublicensee to, use diligent efforts not to do any act that endangers, destroys or similarly affects the value of the goodwill pertaining to the any Genzyme Trademark. Licensee and its Affiliates shall, and shall include in each sublicense agreement an obligation of each sublicensee to, execute any documents required in the reasonable opinion of Genzyme to be entered as a “registered user” or recorded licensee of the any Genzyme Trademark or to be removed as registered user or licensee thereof. Genzyme shall retain all right, title and interest in and to any Genzyme Trademark.
10.3    Standards. X4 shall notify Licensee in writing of the standards of quality and specifications that must be adopted by Licensee in the handling of the Licensed Product and Licensee undertakes to comply strictly with such standards and specifications subject to Applicable Laws in the Territory. X4 shall give Licensee written notice of any modifications or changes to the standards of quality or Specifications and Licensee must use its best efforts to implement any such modification or change as soon as reasonably practicable, subject to Applicable Law in the Territory.
10.4    Similar/Confusing Marks. Licensee shall not use in its business in the Territory (or apply or obtain registration for) any trademark, domain name or corporate name or trading name identical with or confusingly similar to the X4 Trademark without X4’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
10.5    Other Intellectual Property Matters.

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10.5.1    Ownership of Technology. Subject to the licenses granted under Sections 2.1 and 13.3.5, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information that is conceived, discovered, developed or otherwise made by or on behalf of such Party, its (sub)licensees or its and their respective Affiliates under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto; and (b) other Information, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Sections 2.1 and 13.3.5) by such Party, its (sub)licensees or its and their respective Affiliates. The determination of authorship, inventorship or ownership of any Information that is conceived, discovered, developed or otherwise made under or in connection with this Agreement shall be made under United States Applicable Law, irrespective of where such Information is actually conceived, discovered, developed or otherwise made.
10.5.2    Prosecution and Maintenance of Patents in the Territory.
10.5.2.1    X4 shall own or Control (as applicable), be responsible for, and shall bear all costs (including attorneys' fees) for the preparation, filing, prosecution, maintenance, defence and extensions, if any, of all Licensed Patents in the Territory during the Term.
10.5.2.2    Licensee shall own or Control (as applicable), be responsible for, and shall bear all costs (including attorneys' fees) for the preparation, filing, prosecution, maintenance, defence and extensions, if any, of all Norgine Patents.
10.5.2.3    Each Party shall consult with the other Party on all key decisions relating to the Licensed Patents or Norgine Patents, as applicable, in the Territory, including decisions relating to country validations, divisional filings, UPC strategy, defence, and shall give the other Party the opportunity to review and comment on any substantive communications relating to the Licensed Patents or the Norgine Patents, as applicable, at patent offices in the Territory. Each Party shall consider in good faith such other Party's input and comments; and shall provide to such other Party a written update on the status of the Licensed Patents or Norgine Patents, as applicable, in the Territory at least once per calendar year.
10.5.2.4    Licensee may record the license granted to it under Section 2.1 at applicable patent registries in the Territory, and X4 shall cooperate and provide reasonable assistance at Licensee’s expense, including executing and delivering any documents reasonably required.
10.5.2.5    Enforcement. If either X4 or Licensee has knowledge of any infringement or likely infringement of the Licensed Patents in the Territory, then the Party having such knowledge shall promptly inform the other Party in writing, and the Parties shall promptly consult with one another regarding the action to be taken. Unless the Parties otherwise mutually agree in writing, X4 shall be responsible for, and have the initial right, using counsel of its choice, to enforce such Licensed Patents or defend any declaratory action with respect thereto, at its sole expense, and Licensee shall give all reasonable assistance to X4 in such action at X4's expense (including the reasonable costs of Licensee’s legal counsel). If X4 exercises such right, then X4 shall control the strategy of such action and, provided that X4 either receives Licensee's prior written consent or is required by Applicable Law, X4 may use Licensee's name in connection with such action. If X4 declines to commence

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such action, then Licensee shall have the right, subject to Section 10.5.5, but not the obligation, to commence such declined action with respect to such infringement within the Field in the Territory; provided that, prior to Licensee's commencement of any such declined action, Licensee shall reasonably consider X4's reasons for declining to commence the action. In the event that Licensee elects, in its sole discretion and at Licensee's sole expense, to commence such declined action, (i) Licensee shall reasonably consider X4's reasonable input with respect to such declined action; (ii) X4 shall give all reasonably requested assistance to Licensee in such action at Licensee's expense; and (iii) Licensee may use X4's name in connection with such action. Licensee shall keep X4 reasonably apprised of the progress of any such action commenced by Licensee. Each Party exercising its right to enforce such Licensed Patents or defend any declaratory action with respect thereto, shall consider in good faith such other Party's input and comments; and shall provide to such other Party a written update on the status thereof.
10.5.2.6    With respect to any Licensed Patents owned by Genzyme and licensed to X4 under the Head License (the “Genzyme Patents”), Licensee’s rights under Section 10.5.2.5 shall be subject to Genzyme’s right to enforce or defend such Genzyme Patents under the Head License. Accordingly, upon becoming aware of any existing or threatened infringement of any Genzyme Patents or any attack by a Third Party upon the validity, title or enforceability of any Genzyme Patent, Licensee shall promptly notify X4 in writing. If, in accordance with the Head License, Genzyme decides not to enforce or defend or fails to enforce or defend such action in respect of the Genzyme Patents, then X4 shall notify Licensee and thereafter Licensee may assume control of such enforcement or defense as applicable.
10.5.3    Infringement of Third Party Patents. If Licensee, or any of its Affiliates, is sued by a Third Party for infringement of a Third Party's patent rights in the Territory because of the manufacture, use or sale of the Licensed Product in the Territory, Licensee shall promptly notify X4 in writing of such suit, and the Parties shall consult each other to agree upon the course of action to be taken. Unless otherwise agreed in writing by the Parties, subject to Section 10.5.5 and Section 18.1, Licensee shall have the right, but not the obligation, to defend such suit in the Territory with counsel of its choice, solely at its own expense (including any costs incurred by Licensee and any amounts payable to any Third Party as a result of, or in connection with, any such action or suit, including without limitation damages, costs, license fees, royalty or other payments). X4 shall have the right to be represented by advisory counsel of its own selection at its own expense, and X4 shall reasonably cooperate in the defence of such suit and furnish to Licensee all pertinent evidence and reasonable assistance in X4's control.
10.5.4    Recoveries; Settlement. In the event that either Party recovers any amounts from any litigation or settlement under Section 10.5.2.5 or Section 10.5.3 or Section 10.1.7, such amounts shall first be applied to reimburse X4 and Licensee for their respective actual out-of-pocket expenses, or equitable proportions thereof. Any remaining amount (i) attributable to loss of Net Sales of Licensed Product in the Territory, shall be retained by or paid to Licensee and deemed to be Licensed Product Net Sales hereunder; and (ii) not attributable to loss of Net Sales of Licensed Product in the Territory, shall be retained by or paid to the Party bringing such action. The Parties shall keep one another informed of their respective activities concerning, and the status of, any litigation or settlement thereof concerning a Licensed Patent or the Licensed Product; provided, however, that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Section 10.5 may be entered into without the written consent of the other Party

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if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party's rights under this Agreement.
10.5.5    Acknowledgement of Genzyme’s Rights. Licensee acknowledges that Genzyme has certain rights with respect to the filing, prosecution, maintenance, enforcement, infringement and defense of the Licensed Patents licensed under the Head License, as set out in Section 7 of the Head License, and Licensee’s rights hereunder are subject to Genzyme’s rights in Section 7 of the Head License.
11.    JOINT STEERING COMMITTEE
11.1    Joint Steering Committee. X4 and Licensee shall establish a joint steering committee (the "Joint Steering Committee" or "JSC") to facilitate communication and discussion between the Parties regarding Licensee's commercialization activities with respect to the Licensed Product in the Territory, and X4's development and commercialization activities with respect to the Licensed Product outside the Territory. The Joint Steering Committee shall facilitate the assistance to be provided by X4 to Licensee in order to achieve the mutually desired objective of speed, efficiency and coordination regarding Licensee's activities hereunder. The Joint Steering Committee's responsibilities shall be the following:
11.1.1    review and discussion of the Performance Plan and any updates thereto provided by Licensee, as well as Licensee's progress with respect to the Performance Plan's activities and objectives;
11.1.2    review and discussion of when Licensee's first Rolling Forecast should be provided (which in any event shall be no later than [***] months before the anticipated notification by the EMA of the first approval of a Marketing Authorization for WHIM syndrome);
11.1.3    review and discussion of Licensee's forecasts and anticipated forecasting, as well as any potential or perceived shortages in quantities to be delivered in accordance with the then-current Rolling Forecast, in respect of the Licensed Product in the Territory;
11.1.4    review and discussion of an equitable allocation of Licensed Product to then-current patients on treatment in the event of a shortage of Licensed Product impacting existing patients in either Party’s territory;
11.1.5    review the status of Licensed Product manufacturing and supply activities, including discussing *** t, [***], to [***], as well as X4’s cost savings initiatives (as proposed and provided by X4 to Licensee as of the Effective Date and updated periodically thereafter, along with updates on achievement thereof by [***]);
11.1.6    review and discussion of any strategic or operational issues identified by Licensee in connection with the Licensed Product in the Territory in the Field by or on behalf of Licensee;
11.1.7    review and discussion of X4's general progress, results and other outcomes of development of Licensed Product in the Field and the conduct of any Clinical Studies by X4 (including its strategy, market insights, and review of any additional clinical data generated in respect of the Licensed Product, such data to be shared in advance of the relevant JSC meeting);
11.1.8    review and discussion of Licensee’s proposed early access program activities, and the timing of supply by X4 for early access program, and the expiry dates for such supply;

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11.1.9    review and discussion of the status of and overall strategy for Regulatory Activities in the Territory, any summaries of changes required by Applicable Law in the Territory as provided by Licensee pursuant to Section 4.8.3, and a summary of the progress of the Regulatory Activities carried out by either Party in the Territory;
11.1.10    review and agree upon an appropriate timeline for filing an application for Marketing Authorization with the MHRA for the Licensed Product for WHIM syndrome;
11.1.11    review and discussion of the status and overall strategy for Pricing Approval and Reimbursement Approval in the Territory, including Licensee’s calculation of the net price, and documents supporting such calculation, achieved for a Licensed Product following such Pricing Approval and Reimbursement Approval;
11.1.12    review and discussion of [***] under the paediatric investigation plan and any alternative [***] recommended by the FDA in order to [***];
11.1.13    review and discussion of any additional stability studies or data that may be required or desirable to extend the shelf-life of the Licensed Products, and any strategic or operational issues identified by either Party in connection with manufacturing and supply of the Licensed Product or with Licensed Product development in the Field by or on behalf of X4. Each Party will cooperate in good faith with the other Party;
11.1.14    coordination on Medical Affairs Activities in relation to the Licensed Products, approval of any investigator-initiated studies proposed to be conducted by Licensee in relation to the Licensed Product in the Territory, and review and discussion of the trial status and data arising from any investigator-initiated studies that are being conducted by Licensee;
11.1.15    review and discussion of (i) an overview of each Party’s proposed publication strategy; and (ii) each of the key publications relating to the Licensed Product planned for the forthcoming six months; and
11.1.16    review and discussion of proposals for developing Alternative Trademarks.
Each Party shall respect and reasonably consider the other Party's view, opinion, advice, recommendation and suggestion. Except with respect to approvals and decisions under Section 11.1.2, Section 11.1.10 and Section 11.1.14, the JSC meetings will serve as a meeting of the Parties for information exchange purposes only, as set forth herein. The Joint Steering Committee shall be co-chaired by a representative of each of X4 and Licensee. The Parties will endeavour in good faith and in compliance with this Agreement to reach unanimous agreement with respect to all matters within the JSC's responsibility. Each Party's representatives on the JSC will collectively have one (1) vote on all matters before the JSC. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, X4's lead representative shall have final decision-making authority on all matters under Section 11.1.14 and Licensee’s lead representative shall have final decision-making authority on all matters under Section 11.1.2 and Section 11.1.10.
11.2    Membership. The JSC shall be comprised of up to six (6) members, with up to three (3) members appointed by X4 and up to three (3) members appointed by Licensee. Each Party shall at all times have an equal number of representatives on the JSC, and each Party shall appoint only senior personnel as its representatives on the JSC. Each Party may replace one or more of its JSC representatives at any time, with prior written notice to the other Party. With the consent of the JSC members, other representatives of X4 or Licensee may attend JSC meetings as observers.

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11.3    JSC Meetings. In the first year following the Effective Date, the JSC will plan to meet every two months, or more frequently as agreed by the Parties in writing, and thereafter during the Term, the JSC will meet at least quarterly. In each year, two JSC meetings (unless otherwise agreed by the Parties, one in March and one in October) shall where reasonably practicable be in person at places as agreed to by the Parties, and the remaining meetings in such year shall be held via tele-conference or video-conference. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. The co-chairs of the JSC shall chair JSC meetings and be responsible for preparing the meeting agendas and minutes on an alternating basis. At such meetings, Licensee and X4 shall discuss and/or keep informed the Parties about the Licensed Product business aspects, including, but not limited to, supply chain, regulatory, pharmacovigilance, commercial, medical, marketing and forecasting. At an in-person meeting at a time to be agreed between the Parties, Licensee and X4 shall: (i) analyse and review, with respect to the Licensed Product, the market, performance and planning for the following twelve (12) months from a supply chain and commercial activity perspective; (ii) review and discuss the subsequent year's Performance Plan, and (iii) discuss the future supply and manufacture of the Licensed Product following the expiry of the period set out in Section 4.1. Meeting minutes including follow-up actions shall be prepared promptly following each JSC meeting and in any event within [***] Working Days.
11.4    No Committee Amendments; Authority. Notwithstanding the creation of the JSC, each Party to this Agreement shall retain the rights, powers, and discretion granted to it hereunder, and the JSC shall not be delegated or vested with any such rights, powers, or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The JSC shall have no power to amend or modify this Agreement, which may be amended or modified only as provided in Section 19.5 of this Agreement, or take any decision in relation to the development or commercialization activities of either Party.
11.5    Subcommittees. From time to time, the JSC may establish and delegate duties to subcommittees (each, a "Subcommittee") on an "as needed" basis to oversee particular projects or activities (e.g., development and/or manufacturing), including some or all of the matters in Sections 11.1.1 to 11.1.16. Each Subcommittee will consist of a mutually agreed number of representatives from each Party, and will meet from time to time upon mutual agreement between representatives from each Party. The decision-making within a Subcommittee will be by consensus, with each Party's representatives on the applicable Subcommittee collectively having one (1) vote on all matters brought before the Subcommittee. Each Subcommittee and its activities will be subject to the direction, review and approval of, and will report to, the JSC. In no event will the authority of the Subcommittee exceed that specified for the JSC in this Article 11. Any matter not resolved by a Subcommittee will be referred to the JSC for resolution. Unless otherwise mutually agreed by the Parties, each Subcommittee will disband upon completion of all the obligations designated by the JSC to such Subcommittee.
12.    TERM AND TERMINATION
12.1    Initial Term and Subsequent Terms. This Agreement shall be effective as of the Effective Date and continue on a country-by-country basis until the date that is the later of (i) the tenth (10th) anniversary of the First Commercial Sale of the Licensed Product; (ii) expiry of the regulatory market exclusivity (including any orphan designation exclusivity) for the Licensed Product; or (iii) the last-to-expire Licensed Patent in such country (hereinafter the "Initial Term"), unless sooner terminated as provided herein. After such Initial Term, the Agreement shall be automatically renewed for additional three (3) year periods (each a "Subsequent Term"), unless either Party gives written notice to the other of termination at least [***] prior to the expiry of the Initial Term or Subsequent Term, as applicable, upon which this Agreement shall terminate and expire at the expiry of the Initial Term or then current Subsequent Term, as applicable (the Initial Term and Subsequent Terms together, the “Term”).

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12.2    Licensee Termination At Will. Licensee may terminate this Agreement in its entirety at will, in its sole discretion, on not less than [***]days’ prior written notice to X4.
12.3    Termination for Breach. Upon the occurrence of a material breach of this Agreement, the Party aggrieved by such breach is entitled to give to the other Party written notice thereof. If within [***] days from the defaulting Party's receipt of such written notice, the defaulting Party has failed or refused to remedy such material breach, the aggrieved Party shall have the right to terminate this Agreement forthwith by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such [***] day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.
12.4    Termination for Patent Challenge. In the event that Licensee, or any of its Affiliates, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the United States Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, post grant review, opposition or any similar proceeding, alleging that any claim in a Genzyme Patent is invalid, unenforceable or otherwise not patentable (a “Patent Challenge”) (except as required under a court order or subpoena), X4 may terminate this Agreement immediately upon written notice to Licensee. In the event that a sublicensee of Licensee or an Affiliate thereof institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in) a Patent Challenge (except as required under a court order or subpoena), then X4 may send a written demand to Licensee to terminate such sublicense in the event such sublicensee fails to withdraw such Patent Challenge or such Patent Challenge is otherwise not dismissed within [***] days following X4’s written demand. If such sublicensee fails to withdraw such Patent Challenge or such Patent Challenge is not dismissed within such [***]day period, and thereafter, Licensee shall terminate such sublicense within the following [***] days. Notwithstanding the foregoing, X4 shall not have any termination rights pursuant to this Section 12.4 on account of any Patent Challenge that is either (i) a legal or administrative challenge asserted as a counterclaim in an action initiated by or under the authority of X4 against Licensee, its sublicensees or their respective Affiliates; or (ii) a declaratory action proceeding brought against X4 with respect to the validity, patentability or enforceability of any Licensed Patent as a result of X4 threatening to bring any action against Licensee, its sublicensees, or their respective Affiliates.
12.5    Termination of the Head License. In the event of termination of the Head License for any reason, this Agreement shall remain in full force and effect; provided, that, (a) Licensee is not then in breach of this Agreement and agrees to be bound to Genzyme as a direct licensee under the terms and conditions of this Agreement; and (b) Licensee promptly enters into appropriate agreements or amendments to this Agreement to substitute X4 for Genzyme as the licensor hereunder.
12.6    Insolvency/Bankruptcy. In the event that a Party be adjudicated insolvent, or file a petition in bankruptcy or for reorganisation, or if a Party should take advantage of an insolvency act, or effect an assignment for the benefit of creditors (other than for purposes of consolidation or voluntary restructuring), or any step, application, order, proceeding or appointment is taken or made by or in respect of a Party for a distress, execution, composition or arrangement with creditors, winding up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy, or if that Party is unable to pay its debts or if any event occurs which, under the Applicable Law of any jurisdiction to which it is subject, has an effect similar to that of any of the events referred to in this Section 12.6 then, the other Party may terminate this Agreement

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forthwith, and subject to Applicable Laws the rights herein granted shall not constitute an asset in reorganisation, bankruptcy or insolvency which may be assigned, or which may accrue, to any court or creditor-appointed referee, receiver or committee. In any event when a Party first becomes aware of the likely occurrence of any such insolvency event in regard to that Party, it shall, to the extent reasonably practicable, promptly notify the other Party in writing in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.
12.7    Rights in Bankruptcy.
12.7.1    The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of "intellectual property" as defined under Section 101 of the United States Bankruptcy Code, 11 U.S.C. (the "Code") and constitutes a license of "intellectual property" for purposes of any similar Applicable Laws in any other country in the Territory. The Parties further agree that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including Section 365(n) of the Code, and any similar Applicable Laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against X4 under the Code and any similar Applicable Laws in any other country in the Territory, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless and until the rejection of this Agreement by or on behalf of X4 as provided in the Code; or (ii) if not delivered under clause (i) above, upon written request therefor by Licensee following (A) the rejection of this Agreement by or on behalf of X4 upon written request therefor by Licensee, and (B) the timely election by Licensee to retain its rights pursuant to Section 365(n)(1)(B) of the Code.
12.7.2    All rights, powers and remedies of Licensee provided for in this Section 12.7 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar Applicable Laws in any other country in the Territory). In the event of an insolvency event described in Section 12.6 in relation to X4, Licensee, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code). The Parties agree that they intend the following Licensee rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code: (i) the right of access to any and all intellectual property (including all embodiments thereof) and regardless if it is included in the definition of "intellectual property" as defined by the Code, of X4, or any Third Party with whom X4 contracts to perform an obligation of X4 under this Agreement which is necessary or reasonably useful for the import, export, promotion, distribution, manufacture, marketing, advertisement, offering for sale and/or sale of the Licensed Product in the Territory; (ii) the right to contract directly with any Third Party described in clause (i) to complete the contracted work; (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to X4 under this Agreement; and/or (iv) the right to step-in to pay X4's renewal fees and take all other steps as required to maintain the Licensed Patents the X4 Trademark and the Marketing Authorizations in the Territory.
13.    EFFECT OF TERMINATION

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13.1    Accrued Rights. The termination of this Agreement for whatever reason shall not affect the respective rights and liabilities of X4 and Licensee which have accrued prior to such termination.
13.2    Termination by Licensee for Cause or Force Majeure. Upon termination of this Agreement by Licensee pursuant to Sections 12.3 (Termination for Breach), 12.6 (Insolvency/Bankruptcy) or 19.2 (Force Majeure) all licenses and rights granted by each Party under this Agreement shall terminate (subject to Section 13.3.8) and Sections 13.3.1 to 13.3.8 shall apply; unless Licensee elects in the relevant termination notice to continue the licenses and rights granted hereunder, in which case:
13.2.1    the licenses and other rights granted by X4 to Licensee under this Agreement, and any sublicenses granted by Licensee (including through multiple tiers), shall remain in effect in accordance with their respective terms; and
13.2.2    Licensee shall continue to pay X4 in accordance with Article 6; provided that the amount of any not-yet-paid milestone payments and royalty payments payable by Licensee shall be reduced [***]with effect from the date on which Licensee serves the applicable termination notice.
13.3    Termination by X4 for Cause or at will by Licensee or Termination by X4 for Force Majeure. Upon termination of this Agreement by X4 pursuant to Section 12.3 (Termination for Breach), 12.4 (Termination for Patent Challenge), 12.6 (Insolvency/Bankruptcy) or 19.2 (Force Majeure), if Licensee terminates this Agreement pursuant to Section 12.2, or if this Agreement terminates pursuant to Section 13.2, or, where explicitly stated below, on expiration of this Agreement (save as provided in Sections 13.3.1.1(e) and 13.3.1.1(g)), then the following shall apply:
13.3.1    Approvals and Authorizations; Clinical Studies; Data; Trademarks.
13.3.1.1    Licensee shall promptly:
(a)    to the extent requested by X4 and where permitted by Applicable Law, assign to X4 (or to the company or person designated by X4), all Regulatory Documentation (including any regulatory filings, approvals and authorizations received for the Licensed Product) applicable to any Licensed Product in the Territory;
(b)    notify the Relevant Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 13.3.1.1(a);
(c)    grant X4 an exclusive, royalty-free license and right of reference, with the right to grant sublicenses and further rights of reference (through multiple tiers), under all Regulatory Documentation (including any Marketing Authorizations) then owned or Controlled by Licensee then in its name that are not assigned to X4 pursuant to Section 13.3.1.1(a) above that are necessary or useful for X4 or any of its Affiliates to exploit, commercialize, manufacture or develop any Licensed Patent in the Field in the Territory and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement and Licensee shall continue to maintain, at X4’s cost, such Regulatory Documentation (including any Marketing Authorizations) unless and until X4 notifies Licensee that such maintenance is no longer required;

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(d)    to the extent requested by X4 and unless expressly prohibited by any Relevant Regulatory Authority, transfer control to X4 of all Clinical Studies of each Licensed Product being conducted as of the effective date of termination and continue to conduct such Clinical Studies, at X4’s cost and expense, for up to [***] months to enable such transfer to be completed without interruption of any such Clinical Study; provided, that, X4 shall not have any obligation to continue any Clinical Study unless required by Applicable Law; and (ii) with respect to each Clinical Study for which such transfer is expressly prohibited by the Relevant Regulatory Authority, Licensee shall continue to conduct such Clinical Study for up to an additional [***]months at X4’s cost and expense;
(e)    following service of the notice of termination, use Commercially Reasonable Efforts to cooperate with X4 to effect a smooth and orderly transition of the sale and ongoing marketing, promotion and commercialization activities in respect of Licensed Products in the Territory in a prompt and expeditious manner;
(f)    without limiting the foregoing, (i) solely in the event of termination by X4 pursuant to Section 12.3 (Termination for Breach), by X4 pursuant to Section 12.4 (Termination for Patent Challenge) or by Licensee pursuant to Section 12.2 (Licensee Termination At Will); and (ii) to the extent necessary to avoid a disruption in making the Licensed Product available to patients and to the extent such activities have not been transitioned to X4 and Licensee maintains all necessary Marketing Authorizations to perform such functions, at X4’s request, Licensee shall continue to distribute (but shall have no obligation to promote or market) Licensed Product in each country of the Territory in which it is being actively distributed on the effective date of termination of this Agreement until the date on which X4 notifies Licensee in writing that they have secured an alternative distributor or licensee for such Licensed Product in such country, but in no event for more than [***] months after the effective date of any termination of this Agreement (the “Wind-down Period”). Notwithstanding any other provision of this Agreement, during the Wind-down Period, Licensee’s rights to Licensed Products in the Territory shall be non-exclusive and X4 shall have the right to engage one or more other distributor(s) and/or licensee(s) of any Licensed Product in all or part of the Territory. Any Licensed Product sold or disposed by Licensee in the Territory during the Wind-down Period shall be subject to applicable payment obligations under Section 6.1.5.
(g)    following the notice of termination, Licensee shall disclose to X4 the identity of all investigator initiated trial, distribution, sub-license, sales, promotion and other agreements and arrangements with Third Parties concerning the Licensed Products and, if so requested by X4 (and at X4’s sole cost and expense), use Commercially Reasonable Efforts to assign agreements to X4 and/or introduce X4 to such Third Parties with a view to facilitating direct discussion between X4 and such Third Parties with respect thereto; and
(h)    provide X4 with copies of all reports and data generated or obtained by Licensee or any of its Affiliates that relate to any Licensed Product that were required to be provided by Licensee to X4 hereunder and have not previously been provided to X4.

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13.3.1.2    Furthermore, following termination or expiration of this Agreement, subject to Section 13.3.8,  Licensee shall remove and cease to use the X4 Trademark and Genzyme Trademark and any signs containing X4's or Genzyme’s name and assign to X4 any domain names in respect of which Licensee is the registrant and which exclusively relate to the Licensed Product.
13.3.2    In case any authorizations or other approvals received for the Licensed Product cannot be returned to X4 or its designee, Licensee shall promptly apply for their cancellation, upon X4's written request.
13.3.3    Licensee shall provide X4 with copies of documentation and any other informative material relating to scientific, technical and/or marketing data regarding the Licensed Product which has been generated by or on behalf of Licensee during the Agreement;
13.3.4    The reasonable fees and disbursements payable to Third Parties that are actually incurred in connection with the assignments or cancellations, as applicable, contemplated by this Section 13.3 (collectively, "Transfer Costs") shall be paid at first instance by Licensee and shall be reimbursable by X4 as follows, as applicable:
(a)    if this Agreement expires at the end of the Initial Term or any Subsequent Term in accordance with Section 12.1, then X4 shall reimburse Licensee an amount equal [***]of such Transfer Costs;
(b)    if this Agreement is terminated by Licensee in accordance with Sections 12.2 or by X4 in accordance with Sections 12.3, 12.4, or 12.6, Licensee shall be solely and entirely responsible for and pay all Transfer Costs and X4 shall not be required to reimburse any such Transfer Costs; or
(c)    if this Agreement is terminated by Licensee in accordance with Sections 12.3 or 12.6, X4 shall reimburse Licensee for all Transfer Costs actually incurred by Licensee.
To the extent that such assigned regulatory filings and/or Marketing Authorizations are related to the Licensed Product, all such data, files, materials, information, filings and approvals shall thereafter be deemed to be X4's Confidential Information and subject to Article 9 of this Agreement. Licensee further agrees to execute and deliver such instruments and take such other actions as X4 shall reasonably request in order to carry out this provision.
13.3.5    Know-How and Patents. To the extent requested in writing by X4, Licensee hereby grants X4 an exclusive, worldwide license, with the right to grant sublicenses (through multiple tiers), under the Norgine Know-How and the Norgine Patents, to exploit, commercialize, manufacture and develop Licensed Products in the Field and, following any such termination, the provisions of Article 10 that apply to Licensed Patents shall survive with respect to such Norgine Patents with X4 having, with respect to such Norgine Patents, the rights and obligations that Licensee has with respect to the Licensed Patents; provided, that, the survival of the licenses granted to X4 pursuant to this Section 13.3.5 shall be subject to the payment by X4 to Licensee of (i) the Applicable Post-Termination Percentage of any milestone payments that would have otherwise been due and payable by Licensee to X4 with respect to any Licensee Product pursuant to this Agreement if such Licensee Product had continued to be a Licensed Product for purposes of this Agreement; (ii) a royalty on Annual Net Sales of Licensee Products by X4 or any of its Affiliates or (sub)licensees at a rate

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equal to the Applicable Post-Termination Percentage of the rates set forth in this Agreement with respect to such Licensee Product if such Licensee Product had continued to be a Licensed Product for purposes of this Agreement; and (iii) the remaining terms of Article 6, which shall apply mutatis mutandis to each Licensee Product referenced in subsection (a). For purposes of this Section 13.3.5 the terms:
13.3.5.1    “Licensee Product” shall mean any Licensed Product that is Covered by a Valid Claim of any Norgine Patents and for uses or incorporates any Norgine Know-How;
13.3.5.2    “Valid Claim” means a pending or issued claim of a Patent which: (a) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Notwithstanding the foregoing, in case of pending patent applications, it is understood and agreed that if the corresponding claim in the patent applications: (i) has been limited or cancelled because of patentability requirements such that the corresponding claim does not cover the applicable Licensee Product; (ii) has lapsed; (iii) has been finally rejected (and the rejection has been affirmed on appeal or the time for appeal or petition has lapsed); (iv) has been finally revoked (and the revocation has been affirmed on appeal or the time for appeal or petition has lapsed); or (v) has been pending for longer than eight (8) years from the date of filing of the initial priority application, then such corresponding claim in such corresponding patent application pending in any country will not be deemed to be a Valid Claim; and
13.3.5.3    “Applicable Post-Termination Percentage” means, with respect to each Licensee Product described in this Section 13.3.5, (1) if the effective date of termination is on or after the receipt of Marketing Authorization with respect to any such Licensee Product in any country in the Territory,[***]); (2) if the effective date of termination is on or after the Initiation of Phase III Clinical Studies with respect to any such Licensee Product in any country in the Territory but prior to receipt of Marketing Authorization with respect to such Licensee Product in any country in the Territory, [***]; (3) if the effective date of termination is on or after the initiation of Phase I Clinical Studies with respect to any such Licensee Product in any country in the Territory but prior to the initiation of Phase III Clinical Studies with respect to any such Licensee Product in any country in the Territory,[***]); and (4) if the effective date of termination is prior to the Initiation of Phase I Clinical Studies with respect to any such Licensee Product in any country in the Territory, [***].
13.3.6    Product Agreements. Furthermore, following termination of this Agreement, Licensee shall assign (or cause its Affiliates to assign) to X4 all Product Agreements, unless, with respect to any such Product Agreement, such Product Agreement expressly prohibits such assignment or relates to products in addition to the Licensed Product, in which case Licensee shall cooperate with X4 in all reasonable respects to secure the consent of the applicable Third Party to such assignment and if any such consent cannot be obtained with respect to a Product Agreement, X4 shall use Commercially Reasonable Efforts at X4’s cost and expense to try to obtain for X4 substantially all of the practical benefit and burden under such Product Agreement, including by (i) pursuing appropriate and reasonable alternative arrangements (such as splitting Product Agreements non exclusively related to Licensed Products) on terms mutually agreeable to X4 and Licensee; and (ii) subject to the consent and control of X4, pursuing the enforcement, at X4’s cost and expense and for the account of X4, of any

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and all rights of Licensee against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided, that, Licensee shall have no obligation to pursue the activities described in (i) and (ii) beyond the twelve month anniversary of the termination date.
13.3.7    Assistance. Furthermore, following termination of this Agreement, Licensee shall, at the request and expense of X4, use Commercially Reasonable Efforts to provide X4 with such assistance, not to exceed a total of [***]man-hours unless otherwise agreed by the Parties, as is reasonably necessary to effectuate a smooth and orderly transition of any development, manufacture and commercialization activities to X4 or its designee so as to minimize any disruption of such activities. Further, upon X4’s request and expense, in the event of any termination after the First Commercial Sale of a Licensed Product hereunder, Licensee shall provide such technical assistance, not to exceed a total of [***] man-hours unless otherwise agreed by the Parties, as may reasonably be requested to transfer all manufacturing technology that is or had been used by or on behalf of Licensee and its Affiliates in connection with the manufacture of any Licensed Product.
13.3.8    Purchase of Stock. Unless otherwise agreed between the Parties in writing, at X4’s sole option, (i) Licensee shall sell to X4 some or all (in quantities as specified by X4) of the Licensed Products in Licensee's possession and control at a price equal to [***]of the Transfer Price paid by Licensee and Licensee shall co-operate with X4 to facilitate the smooth transfer of the commercialization of Licensed Product in the Territory to X4 or its designee; or (ii) Licensee may continue to sell its existing inventories and any work-in-process of the Licensed Product in accordance with Section 13.3.1.1(f). If X4 exercises the option to purchase quantities of Licensed Product, the applicable amounts of Licensed Product shall be delivered to X4 at an address nominated by X4 and payment therefore shall be made by X4 after deduction of any amount due and payable by Licensee to X4. If X4 exercises this option, it shall be responsible for reasonable delivery costs.
13.4    Survival. Without limiting Section 13.1, and notwithstanding any other provision of this Agreement, the provisions of Articles 1, 9, 13, 14, 15, 16, 17, 18 and 19, and Sections  6.5, 6.6, and 7.7.4 shall survive expiration or termination of this Agreement; provided that the provisions of Article 9 (Confidential Information) shall survive the termination or expiration of this Agreement for a period of ten (10) years.
14.    GOVERNING LAW
This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of State of New York without reference to conflicts of laws principles. To the extent that it may otherwise by applicable, the Parties hereby expressly agree to unconditionally waive and exclude from the operation of this Agreement the United Nations Convention on Contracts for the International Sale of Goods, as amended and as may be amended further from time to time. This Agreement has been negotiated and drafted by the Parties in the English language. Any translation into any other language shall not be an official version thereof. In the event any translation of this Agreement is prepared for convenience or for any other purpose, the provisions of the English version shall prevail.
15.    DISPUTE RESOLUTION
15.1    Negotiation. The Parties shall attempt in good faith to resolve any and all disputes that arise between them promptly, voluntarily and amicably. Any dispute arising between the Parties relating to, arising out of, or in any way connected with this Agreement, or any term or condition hereof, or the performance by either Party of its obligations hereunder (a "Dispute"),

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whether before or after expiration or termination of this Agreement, which is not settled by the Parties within [***] days after written notice of such Dispute is first given by one Party to the other Party in writing, will be referred to a senior executive designated by X4 and a senior executive designated by Licensee who are authorized to settle such Dispute on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet (or confer by telephone or video conference) promptly and no later than within [***] days after the end of the initial [***]-day period referred to above, at a time and place mutually acceptable to both Senior Executives (acting reasonably). If the Dispute has not been resolved by the Senior Executives within [***] days after the end of the initial [***]-day period referred to above (or such longer time period as may be mutually agreed upon by the Senior Executives), the Dispute will be resolved in accordance with the remainder of this Article 15.
15.2    Jurisdiction. If a Dispute is not resolved in accordance with Section 15.1, the Parties irrevocably agree that the courts of New York, New York, USA shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, or to settle any disputes, which may arise out of or in any way relate to this Agreement or its formation and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of New York, New York, USA.
15.3    Court Actions; Injunctive Relief. Notwithstanding Sections 15.1 and 15.2, to the full extent allowed by Applicable Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties' rights or enforce the Parties' obligations under this Agreement without the requirement to implement the negotiation process under Section 15.1 above. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other proprietary or intellectual property rights. Each Party waives any right, and agrees not to apply to have any disputes under this Agreement tried or otherwise determined by a jury, except where required by Applicable Law.
16.    ASSIGNMENT
This Agreement may not be transferred or assigned, either totally or in part, by either of the Parties hereto to any Third Party without the prior written consent of the other Party, except that either Party shall have the right to assign this Agreement (i) to one or more of its Affiliates; (ii) to a successor following a merger, reorganization, consolidation or similar event with a Third Party; or (iii) to a successor to all or substantially all of its assets relating to the Licensed Product. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be null and void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
17.    WAIVER
The waiver of and relief from any breach or non-fulfilment of any term and condition of this Agreement does not constitute a waiver of or relief from any other breach or non-fulfilment of that or any other term and condition.
18.    LIABILITY, INDEMNITY AND INSURANCE
18.1    X4 Indemnification Obligations. Subject to the provisions of this Article 18, X4 shall indemnify, defend and hold Licensee and its owners, officers, directors, Affiliates, and employees (collectively, "Licensee Indemnified Parties") harmless from and against any and all losses arising out of or resulting from any Third Party Claims ("Losses") made or suits brought against Licensee Indemnified Parties which arise or result from (i) X4's material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its

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obligations hereunder; (ii) X4's manufacture, registration, handling, storage, use, transportation or sale (whether inside or outside the Territory) of any Licensed Product on or after the Effective Date, including, without limitation, any Third Party Claim for personal injury or death, to the extent such Third Party Claims arise from the period of time commencing on or after the Effective Date and to the extent such is not attributable to Licensee's breach of this Agreement or any Applicable Laws; (iii) X4's negligence or wilful misconduct with regard to the Licensed Products to the extent such is not attributable to Licensee's breach of this Agreement or any Applicable Laws, or (iv) any claim that the manufacture, import, export, promotion, distribution, marketing, advertising, offering for sale, or sale of Licensed Product in the Territory infringes any intellectual property rights of any Third Party; or (v) any other claim arising outside the Territory other than a claim in respect of which Licensee provides indemnification pursuant to Section 18.2.
18.2    Licensee's Indemnification Obligations. Licensee shall indemnify, defend and hold X4 and its officers, directors, agents, Affiliates, and employees (collectively, "X4 Indemnified Parties") harmless from and against any and all Losses arising out of or resulting from any Third Party Claims made or suits brought against X4 Indemnified Parties which arise or result from (i) Licensee's material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its obligations hereunder; (ii) Licensee's marketing, distribution, or sale of any Licensed Product on or after the Effective Date, including, without limitation, any Third Party Claim for personal injury or death, to the extent such Third Party Claims arise from the period time commencing on or after the Effective Date and to the extent such is not attributable to X4's breach of this Agreement or any Applicable Law; or (iii) Licensee's negligence or wilful misconduct with regard to the Licensed Products to the extent such is not attributable to X4's breach of this Agreement or any Applicable Laws. Licensee shall have no obligation to indemnify the X4 Indemnified Parties to the extent that the Losses arise out of or result from, directly or indirectly, matters for which X4 is obligated to indemnify Licensee under Section 18.1. X4 must promptly notify Licensee in writing of any such claim or threats of claims that it receives from a Third Party.
18.3    Indemnification Procedure.
18.3.1    For purposes of this Agreement, "Third Party Claim" means a claim asserted by a Third Party (in no event to include any Affiliate of either Party) against a Licensee Indemnified Party or X4 Indemnified Party, as applicable (each, an "Indemnified Party"). In the event a Third Party Claim is asserted with respect to any matter for which an Indemnified Party is entitled to indemnification hereunder, then the Party entitled to seek indemnification in respect thereof (the "Indemnitee") shall promptly notify in writing the Party obligated to indemnify the Indemnified Party thereof (the "Indemnitor"); provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby. Such notice shall request indemnification and describe the potential Losses and Third Party Claim giving rise to the request for indemnification, and provide, to the extent known and in reasonable detail, relevant details thereof. If the Indemnitor fails to give the Indemnitee notice of its intention to defend any such Third Party Claim as provided in this Section 18.3.1, the Indemnitee shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such Third Party Claim without the consent of the Indemnitor.
18.3.2    In the event the Indemnitor elects to assume the defense of a Third Party Claim, the Indemnitee of the Third Party Claim in question and any successor thereto shall permit Indemnitor's counsel and independent auditors, to the extent relevant, reasonable access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such Third Party Claim; provided, however, that (i) the Indemnitee shall have the right fully to participate in such defense at its own expense;

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(ii) the Indemnitor's counsel and independent auditors shall not disclose any Confidential Information of the Indemnitee to the Indemnitor without the Indemnitee's consent; (iii) access shall only be given to the books and records that are relevant to the Third Party Claim or Losses at issue. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitee of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Third Party Claim or Losses in question. The Indemnitor shall not have the right to settle or compromise any Third Party Claim against the Indemnitee (that the Indemnitor has defended pursuant to this Section 18.3.2) without the consent of the Indemnitee which shall not be unreasonably withheld or delayed. No Indemnitee shall pay or voluntarily permit the determination of any Losses which is subject to any such Third Party Claim while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.
18.4    Limitations. Except in relation to X4’s indemnification obligations set forth in Section 18.1, Licensee’s sole remedies for breach of contract relating to the manufacturing or supply of the Licensed Product by X4 or any of its Affiliates or subcontractors under this Agreement shall be limited to, at X4's option: (i) replacement of Licensed Product; or (ii) refund of the purchase price in respect of which a breach occurred. ALL OTHER LIABILITIES FOR SUCH BREACH OF CONTRACT, EXPRESS OR IMPLIED, CONTRACTUAL OR OTHERWISE, ARE EXCLUDED. X4 SHALL IN NO CIRCUMSTANCES BE LIABLE TO LICENSEE FOR ANY CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING ANY OTHER LOSS OF PROFIT, SUFFERED BY LICENSEE OR ANY CLAIM MADE AGAINST LICENSEE BY A THIRD PARTY AS A RESULT OF ANY DELAY IN, OR SUSPENSION OR CANCELLATION OF, DELIVERY FOR WHATEVER REASON. FURTHER, X4 SHALL NOT BE LIABLE FOR PRODUCT DEFECTS THAT HAVE BEEN CAUSED SOLELY BY ABNORMAL OR INCORRECT CONDITIONS OF USE, STORAGE PENDING USE, ACCIDENT, MISUSE OR NEGLIGENCE BY THE LICENSEE, ITS EMPLOYEES, SERVANTS AND AGENTS OR BY THE CARRIER AFTER ANY RELEVANT PRODUCT LEAVES X4'S, ITS AFFILIATES' OR SUBCONTRACTORS' FACILITY. X4 MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY X4.
EXCEPT IN THE CASE OF A BREACH OF ARTICLE 9, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.
18.5    Insurance. Each Party shall maintain general liability insurance in amounts that are reasonable and customary in the pharmaceutical industry, provided in no event shall the general liability insurance amounts be less than [***] per occurrence and [***] in the aggregate limit of liability per year. The Parties shall provide written proof of such insurance to each other upon request.
19.    MISCELLANEOUS
19.1    Communications. Any notice, information or written communication required by the terms of this Agreement, to be given to any of the Parties hereto, shall be given by registered letter prepaid first class post or equivalent, email, or by personal courier delivery and properly addressed to the other Party's address below, or to the last address communicated by the Party using the same procedure:
To X4:

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X4 Pharmaceuticals, Inc.
61 N Beacon St, 4th Floor
Boston MA 02134

Attention:    [***]
Email:    [***]
With a copy to the General Counsel at [***]
To Licensee:
Norgine Pharma UK Limited
ARC Uxbridge
Sanderson Road
Building 1
Uxbridge, UB8 1DH
United Kingdom

Attention:    [***]
Email:    [***]
With a copy to the Chief Legal Officer at [***].
Any such notice, information or communication shall be effective as of the date when it duly arrives in the hands of the addressee.
19.2    Force Majeure. If either Party is prevented from performing any or all of its obligations under this Agreement due to a Force Majeure, then upon receipt of prompt notification from the affected Party, specifying the nature and extent of the circumstances giving rise to such Force Majeure, the other Party shall, for the period required by the Force Majeure cause, excuse the affected Party from performing the obligations under this Agreement that have been affected by such Force Majeure. If a Force Majeure situation causes the delay of any shipment hereunder for more than [***]months, said shipment may be cancelled by Licensee. Notwithstanding the foregoing, (i) the Parties agree that to the extent their respective obligations are not affected by the Force Majeure event, they will use reasonable endeavours to continue sales of the Licensed Product in the Territory; and (ii) if such a Force Majeure induced failure of performance by the affected Party continues for a period of more than [***]months and such failure frustrates or materially and adversely impacts achievement of the fundamental objectives of the Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.
19.3    Severability. In the event that any provisions of this Agreement are or become ineffective or if any omission is discovered, the validity of the remaining provisions shall not thereby be affected. In place of the ineffective provisions, or for the purpose of rectifying the omission, any invalid provision or omission shall be replaced by the nearest legally possible solution, which best reflects the Parties' intention, taking into consideration the spirit and object of this Agreement, had they considered the point.
19.4    Headings. The paragraph headings are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.
19.5    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties hereof with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties hereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

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19.6    Relationship of the Parties. During the Term hereof the relationship between X4 and Licensee is that of vendor and vendee. Licensee, its agents and employees shall, under no circumstances, be deemed agents or representatives of X4. Neither Licensee nor X4 shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other to bind the other in any respect whatsoever.
19.7    Benefit of Agreement. This Agreement enures to the benefit of and is binding upon the respective successors and permitted assigns of the Parties.
19.8    Third Party Beneficiaries. The Parties do not confer any rights or remedies upon any person other than the Parties to this Agreement and their respective successors and permitted assigns.
19.9    Official Language. The language of this Agreement and of any documents, papers or proceedings required by or under this Agreement, shall be English. Any Party requesting or requiring translations of such documents, papers or proceedings shall bear all costs and expenses of such translations.
19.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. Signatures delivered by portable document format (".pdf'), facsimile or DocuSign® (or similar electronic signature exchange platform) shall constitute original signatures. The Parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000, and Uniform Electronic Transactions Act (UETA) model law, or similar Applicable Laws.
[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorised representatives in duplicate, effective as of the Effective Date.

SIGNED BY	)
__/s/ [***]_______	)
for and on behalf of	)
X4 PHARMACEUTICALS, INC.

SIGNED BY	)
__/s/ [***]_	)
for and on behalf of	)
NORGINE PHARMA UK LIMITED

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APPENDIX A
FINANCIAL MATTERS
Up Front Fee (€):
€28,500,000
Milestone Payments (€):

Regulatory Milestones
Regulatory Milestone	Regulatory Milestone Details	Milestone Payment
Acceptance for review by EMA	[***]	[***]
Approval in WHIM syndrome	[***]	[***]
Approval in WHIM syndrome	[***]	[***]
Approval in chronic neutropenia	[***]	[***]
Approval in additional indication	[***]	[***]
Pricing & Reimbursement in WHIM syndrome only	[***]	[***]
Pricing & Reimbursement in WHIM syndrome and chronic neutropenia combined	[***]	[***]
Commercial Milestones
Commercial Milestone	Commercial Milestone Details	Milestone Payment
Commercial Milestone in Chronic Neutropenia	[***]	[***]
Sales Milestones
Sales Milestone	Sales Milestone Details	Milestone Payment
Sales Milestone 1	[***]	[***]

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Sales Milestone 2	[***]	[***]
Sales Milestone 3	[***]	[***]
Sales Milestone 4	[***]	[***]
Sales Milestone 5	[***].	[***]

Transfer Price (€):
The Transfer Price shall be calculated on a calendar year and per unit basis. The Transfer Price in a given year is ***. X4 shall use Commercially Reasonable Efforts to realize cost savings and reductions in the Transfer Price.
The anticipated CMO Costs to be used in the calculation of the Transfer Price for the first year of the Agreement will be in the range of $[***]-$[***] per unit of brite stock.
For the purposes of this Agreement:
    “FTE” means the equivalent of the work of one (1) full-time X4 or X4 Affiliate employee’s work performing activities to secure the production of Licensed Product. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution, and such overtime work will not be considered at all for any employees paid on a salaried basis. One FTE may constitute work performed by an individual whose time is dedicated solely to Licensed Product production, or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to Licensed Product production. In no event shall a single individual account for more than one full FTE (i.e., 1.0 FTE) in any calendar year, whether dedicated solely to activities under this Agreement or in part to activities under this Agreement and in part to activities outside of this Agreement.
    “FTE Rate” means USD [***]per FTE per calendar year. The FTE Rate is assumed to be a fully burdened rate and includes (a) costs of salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants and other similar costs; (b) travel, meals and entertainment, training, recruiting, relocation, operating supplies and equipment and other disposable goods to the extent required for the performance of the applicable activities under this Agreement; and (c) other overhead, including costs and expenses for information technology, human resources, finance, legal and general administration, capped at [***]of the FTE Rate.

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The FTE Rate shall be adjusted on an annual basis, effective on or after January 1 of each calendar year of this Agreement, to reflect an increase of the actual increases in components of the FTE Rate.
Prior to the meeting of the JSC in either (i) October during the first year of the Initial Term (when the JSC is meeting every two months); or (ii) the final Calendar Quarter in any subsequent year (when the JSC is meeting quarterly), X4 shall notify Licensee of any planned increase or decrease of the Transfer Price based on any increase or decrease of the CMO Costs (such notification to include sufficient details and supporting documentation in respect of the increase or decrease in CMO Costs) that shall apply for Licensed Product for which firm orders are placed in the next calendar year, provided the Parties shall discuss in good faith any increase of the Transfer Price of greater than [***]per unit of Licensed Product for a calendar year.
Royalties (€):

Annual Net Sales of Licensed Product in the Territory in a calendar year	Royalty Rate (% of Annual Net Sales)
Less than [***]	[***]
Equal to or greater than [***] but less than [***]	[***]
Equal to or greater than [***] but less than [***]	[***]
Equal to or greater than [***] but less than [***]	[***]
Equal to or greater than [***]	[***]

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